UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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HAEMONETICS CORPORATION
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HAEMONETICS CORPORATION
Notice of Annual Meeting of Stockholders
July 24, 2013
To the Stockholders:
The Annual Meeting of our Stockholders will be held on Wednesday, July 24, 2013 at 8:00 AM at the Boston Marriott Long Wharf located at 296 State Street, Boston, Massachusetts, 02109 for the following purposes:

1.	To elect three (3) directors as more fully described in the accompanying Proxy Statement.

2.
To approve the material terms of the performance goals in the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended

3.	To consider and act upon an advisory vote regarding the compensation of our named executive officers.

4.	To ratify Ernst & Young LLP as independent registered public accounting firm to audit the consolidated financial statements of Corporation and its subsidiaries for the fiscal year ended March 2014.

5.	To consider and act upon any other business which may properly come before the meeting.
The Board of Directors has fixed the close of business on June 7, 2013 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.
Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy.
By Order of the Board of Directors

Sandra Jesse
Secretary
Braintree, Massachusetts
June 12, 2013

HAEMONETICS CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Haemonetics Corporation (the “Corporation”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, July 24, 2013 at the time and place set forth in the Notice of Meeting, and at any adjournment thereof.
On approximately June 12, 2013, the Corporation began mailing to stockholders either this Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online at https://www.rtcoproxy.com/hae.
Stockholders who have received a Notice of Internet Availability can request a paper copy of the proxy materials by contacting our transfer agent, Registrar and Transfer Corporation, at 10 Commerce Drive, Cranford, New Jersey 07016. There is no charge to you for requesting a copy.
Voting
If a proxy is properly delivered, it will be voted in the manner directed by the stockholder. This year, stockholders have the ability to choose from four means of voting: (1) mailing of a proxy card, (2) via telephone, by calling 1-877-806-1510, (3) via Internet, by using https://www.rtcoproxy.com/hae, or (4) in person at the Meeting. If no instructions are specified with respect to any particular matter to be acted upon, the proxy will be voted in favor of the election of directors as set forth in this Proxy Statement and FOR Items 2, 3 and 4 listed in the Notice of the Meeting. For both Internet and telephone voting you will have the ability to confirm that your vote has been properly recorded.
Any person delivering a proxy has the power to revoke it by voting in person at the Meeting or by giving written notice of revocation to the Secretary of the Corporation at any time before the proxy is exercised. Alternatively, any person wishing to revoke a vote submitted by telephone or Internet may (a) simply re-vote in the same manner, and the last received vote cast will be recorded in the final tally or (b) vote in person at the Meeting.
Directions to the Meeting may be obtained by contacting Investor Relations. If calling from within the United States, please call (800) 225-5242 extension 9402. International callers, please use (781) 356-9402.
To contact us in writing:
Haemonetics Corporation
Attn: Investor Relations
400 Wood Road
Braintree, MA 02184
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 24, 2013
The Corporation’s 2013 Annual Report, this Proxy Statement, and a form of proxy are available at http://www.cfpproxy.com/5091.
Quorum
A majority of the votes entitled to be cast on the matter must be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the election of any director or for the consideration of any question.
The election of the nominees for director, which is Item 1 in this Proxy Statement, will be decided by plurality vote. To approve all other Items listed in the Notice of Meeting, it is necessary that the votes cast favoring the action exceed the votes cast opposing the action.
Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner is present or represented at the Meeting but does not vote on a particular matter. Abstentions and broker non-votes will not be taken into account in determining the outcome of any Item.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares only on Item 4, the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors. However, New York Stock Exchange rules do not permit brokers to vote on the election of directors or any matter which relates to executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
Under a policy adopted by the Board of Directors, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board of Directors. For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.Votes cast include votes to withhold authority and exclude abstentions with respect to that director’s election.
The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision, and the rationale behind it, within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the committee’s recommendation or in the Board’s decision.
If a majority of the members of the committee fail to receive a “majority vote” in the same election, then the independent directors on the full Board of Directors shall appoint a committee from among themselves to consider the resignations and recommend to the Board whether to accept them.
If a director’s resignation is not accepted by the Board of Directors, the director shall continue to serve for the balance of the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal.
If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy pursuant to the By-laws of the Corporation or may decrease the size of the Board of Directors pursuant to the By-laws of the Corporation.
Solicitation of Proxies
The Corporation will bear the cost of this solicitation. Regular employees, none of whom will receive any extra compensation for their activities, or directors of the Corporation may also solicit proxies by telephone, e-mail or in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Corporation. The Corporation’s principal executive offices are located at 400 Wood Road, Braintree, Massachusetts, USA 02184-9114, telephone number (781) 848-7100.
Record Date and Voting
Only stockholders of record at the close of business on June 7, 2013 are entitled to attend and vote at the meeting. On that date, the Corporation had outstanding and entitled to vote 51,326,925 shares of common stock with a par value of $.01 per share. Each outstanding share entitles the record holder to one vote on each of the director nominees and one vote on each other matter.

CORPORATE GOVERNANCE
Structure of the Board of Directors
The Board of Directors oversees, directs and counsels executive management in conducting the business in the long-term interests of the Corporation and the stockholders. The Board’s responsibilities include:

•	Reviewing and approving the Corporation’s financial and strategic objectives, operating plans and significant actions, including acquisitions;

•	Overseeing the conduct of the business and compliance with applicable laws and ethical standards;

•	Overseeing the processes which maintain the integrity of our financial statements and public disclosures;

•	Selecting, evaluating and determining the compensation of senior management, including the Chief Executive Officer; and

•	Developing succession plans for position of Chief Executive Officer and the Board, in addition to oversight of similar planning for senior management.
The Board of Directors currently has ten members, comprised of nine independent directors and the President and Chief Executive Officer, Brian Concannon. The independent directors are organized into three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. This past year, leadership was provided by the Chairman of the Board, Richard J. Meelia, an independent Director.
The Board’s Role in Risk Management.  The Board is responsible for oversight of the Corporation’s risk management, while the Corporation's management is responsible for risk management on a day to day basis. The Board focuses on the quality and scope of the Corporation’s risk management strategies, considers the most significant areas of risk inherent in the Corporation’s business strategies and operations, and ensures that appropriate risk mitigation programs are implemented by management.
In addition to the full Board’s oversight of the Corporation’s risk management, Board committees consider discrete categories of risk relating to their respective areas of responsibility. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Board also holds executive management responsible for day-to-day risk management. The President and Chief Executive Officer has overall responsibility for the Corporation's risk management approach. This responsibility also includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Corporation's internal audit function, which reports directly to the Audit Committee of the Board, serves as the primary monitoring and testing function for compliance with company-wide policies and procedures.
The Corporation believes that the division of risk management responsibilities described above constitutes an effective program for addressing the risks inherent in the operation of the Corporation and the achievement of its business vision.

Meetings.  The Board of Directors typically meets four times per year in regular meetings to address the following areas in addition to routine or special business: spring meeting, which focuses on the Corporation's Annual Operating Plan; a summer meeting, which focuses on the Corporation's governance, a fall meeting, which focuses on the Corporation's Strategic Plan; and a winter meeting, which focuses on the Corporation's succession planning. During the last fiscal year, there were a total of five (5) meetings of the full Board of Directors of the Corporation, four (4) regular meetings and one (1) special meeting. All of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the full Board of Directors held while he or she was a director, and (ii) the total number of meetings held by Committees of the Board of Directors on which they served. All directors are strongly encouraged to attend the Annual Meeting of Stockholders.

Executive Sessions.  Executive sessions of the non-management directors are generally held at the beginning and end of each board meeting. During fiscal year 2013, the Chairman of the Board of Directors, Richard J. Meelia, presided over all such executive sessions.

Committees of the Board
Compensation—The Board of Directors has a Compensation Committee composed entirely of independent directors. Currently, the members of the Compensation Committee are Pedro Granadillo, Chairman, Susan Bartlett Foote, Ronald Merriman, and Paul Black. The Compensation Committee has overall responsibility for evaluating and approving the compensation plans, policies and programs of the Corporation related to the chief executive officer and his direct reports and administers the Corporation’s 2005 Long-Term Incentive Plan. During the last fiscal year, there were a total of four (4) regular meetings of the Compensation Committee.
The Committee specifically:

•	determines the Corporation’s compensation philosophy and policy for the chief executive officer and other senior management;

•	ensures that the Board annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation;

•	annually reviews and approves the relevant peer groups to be used for compensation comparison purposes and regularly reviews the competitive standing of all components of executive compensation;

•	reviews and approves compensation of the chief executive officer and his direct reports;

•
reviews and approves senior management employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, along with any executive benefits beyond those provided to other employees;

•
obtains and reviews market data for all components of director compensation, and provides such market data and its recommendations as input to the Nominating & Governance Committee’s decision on director compensation;

•
approves the grant of equity awards to officers, employees and directors under the Corporation’s incentive compensation plans and agreements—the Committee determines eligibility, the number and type of awards available for grant, and the terms and conditions of such grants;

•
reviews and approves statements to stockholders on compensation matters which are required by the Securities and Exchange Commission, including the review of the Compensation Discussion and Analysis included in this proxy statement;

•
has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive and director compensation and has the sole authority to approve the consultant’s fees and other retention terms—the Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors; and

•
in selecting any consultant, counsel or advisor, considers all factors relevant to that person's independence from management in accordance with applicable New York Stock Exchange and Securities and Exchange Commission standards.

Audit—The Board of Directors has an Audit Committee composed entirely of independent directors. Currently, the members of the Audit Committee are Ronald Merriman, Chairman, Lawrence Best, Ronald Gelbman, Paul Black and Ellen Zane. The Board has determined that service by Ronald Merriman on the audit committees of three other public companies while he is serving on our Audit Committee does not impair Mr. Merriman’s ability to effectively serve on our Audit Committee. During the last fiscal year, there were a total of eight (8) meetings of the Audit Committee, which included four (4) regular meetings and four (4) conference calls.
The Audit Committee:

•
provides general oversight of the Corporation’s financial reporting and disclosure practices, system of internal controls, and processes for monitoring compliance by the Corporation with Corporation policies;

•	is directly responsible for the appointment (subject to stockholder ratification), termination, and compensation of the independent registered public accounting firm;

•	reviews with the Corporation’s independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviews with the Corporation’s independent registered public accounting firm and internal finance function various matters relating to internal accounting controls; and

•	reviews with the Corporation’s corporate control and analysis function, which has responsibility for internal audit, various matters relating to risk assessment and remediation.
Governance—The Board of Directors has a Nominating and Governance Committee composed entirely of independent directors. Currently, the members of the Nominating and Governance Committee are Ronald Gelbman, Chairman, Pedro Granadillo, Mark Kroll, and Susan Bartlett Foote. The Nominating and Governance Committee recommends nominees for election as directors to the full Board of Directors. During the last fiscal year, there were a total of four (4) regular meetings of the Nominating and Governance Committee.

The Nominating and Governance Committee:

•	considers recommendations for nominees for directorships submitted by stockholders, directors and members of management;

•	recommends to the Board a set of corporate governance principles applicable to the Corporation;

•	periodically reviews the Corporation’s corporate governance practices and recommends appropriate changes as applicable; and

•	in collaboration with the Compensation Committee, recommends changes to board compensation based on outside market data and independent consultant recommendations.

Board Composition and the Director Nomination Process
The Nominating and Governance Committee is responsible for reviewing and assessing the appropriate skills, experience, and background required for the Corporation’s Board of Directors. Because our business operates in regulated healthcare markets around the globe and encompasses research, manufacturing, and marketing functions which are subject to technological and market changes, the skills, experience, and background which are needed are diverse.
While the priority and emphasis of each factor changes from time to time to take into account the current needs of the Corporation, and business and external trends, an assessment of Board members includes factors such as independence, experience in key business disciplines, industry background, age, gender and ethnic diversity. We do not expect all directors to have the same skills and experience. The aim is to have diverse portfolio of talents and backgrounds which match those needed by the Corporation. The committee and the Board review and assess the importance of these factors as part of the Board’s annual self-assessment process to ensure they continue to advance the Corporation’s goal of creating and sustaining a Board of Directors which can support and effectively oversee the Corporation’s business.
The Nominating and Governance Committee reviews and evaluates all director nominations in the same manner. Stockholders who wish to submit candidates for consideration as nominees may submit an appropriate letter and resume to the Secretary of the Corporation at the Corporation’s executive offices in Braintree, Massachusetts.
Although the Board has not adopted any absolute prerequisites for nomination of directors, the Nominating and Governance Committee considers the following minimum criteria when identifying director nominees:

•
the nominee’s skills and business, personal and professional accomplishments, government or other professional experience and acumen, bearing in mind the composition of the Board, the current state of the Corporation and the markets in which the Corporation is active at the time;

•	the nominee’s reputation, integrity, independence of thought and judgment, financial sophistication and leadership;

•	independence from management, as defined by the New York Stock Exchange and Securities and Exchange Commission;

•	the number of other public companies for which the nominee serves as a director;

•
the extent to which the nominee is prepared to participate fully in Board activities, including at least one Board committee, and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and the absence of other commitments that would, in the judgment of the Committee, interfere with or limit his or her ability to do so;

•	the extent to which the nominee helps the Board reflect the diversity and interests of the Corporation’s stockholders, employees, customers and communities;

•	the willingness of the nominee to meet the Corporation’s stock ownership requirements for directors;

•	the nominee’s knowledge of one or more segments of the Corporation’s business; and

•	the nominee’s commitment to increasing stockholder value in the Corporation.
In the case of current directors being considered for re-nomination, the Nominating and Governance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board, and preparation for and participation in such meetings.
The Corporation’s nomination process for new Board members is as follows:

•	The Nominating and Governance Committee or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.

•	The Nominating and Governance Committee initiates a search seeking input from Board members and senior management and hiring a search firm, if necessary.

•	The Nominating and Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•
An initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board is identified and presented to the Nominating and Governance Committee, or its delegate, which evaluates the candidates.

•
The Chairman of the Board, the Chairman of the Nominating and Governance Committee, the Chief Executive Officer, and at least one other member of the Nominating and Governance Committee interview top candidates.

•	All other Board members are kept informed of progress.

•	The Nominating and Governance Committee may offer other Board members the opportunity to interview the candidates and then meets to consider and approve the final candidates.

•	The Nominating and Governance Committee seeks the entire Board's endorsement of the final candidates.

•	The final candidates are nominated by the Board or appointed to fill a vacancy.

Communications with the Board of Directors
Interested parties and stockholders may communicate with the Board of Directors, or the non-management directors as a group, or any individual director by sending communications to the attention of the Secretary of the Corporation, Sandra Jesse, who will forward such communications to the Chairman. Communications may also be sent via the Corporation’s website: http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-inforeq.

Corporate Governance Principles and Board Matters
The Corporation’s Code of Business Conduct, Governance Principles and the Charters of the Audit, the Compensation, and the Nominating and Governance committees may be viewed on the Corporation’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-govhighlights and printed copies can be obtained by contacting the Secretary at the Corporation’s headquarters.

Board Independence
The Board has determined that each of the directors who has served during fiscal year 2013, with the exception of Mr. Concannon, has no material relationship with the Corporation and is independent within the meaning of the Securities and Exchange Commission and the New York Stock Exchange director independence standards in effect.

ITEM 1—	ELECTION OF DIRECTORS
Pursuant to the Articles of Organization of the Corporation, the Board of Directors is divided into three classes, with each class being as nearly equal in number as possible. One class of directors is elected each year for a term of three years and until their successors shall be duly elected and qualified or until their death, resignation or removal. The terms of Susan Bartlett Foote, Pedro P. Granadillo, and Mark W. Kroll, Ph.D., are expiring at this annual meeting.

The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any such nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitutes as the Board of Directors may recommend. Should the Board of Directors not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominees. The nominees are not related to each other or to any executive officer of the Corporation or its subsidiaries.
The Board of Directors believes election of Susan Bartlett Foote, Pedro P. Granadillo and Mark W. Kroll, Ph.D., as Directors of the Corporation for the ensuing 3 years is in the best interests of the Corporation and its stockholders and recommends a vote FOR such nominees.

Nominees for terms ending in 2016

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

Susan Bartlett Foote
Age 66 First elected Director in 2004 Serving a term ending in 2013
Professor Foote brings to the Board policy expertise in both health care and corporate responsibility, as well as experience with our hospital customers from her background in public service, academia and hospital board of director service.

Current:
	•	Banner Health - Member, Board of Directors;
	•	University of Minnesota - Professor Emeritus, Division of Health Policy and Management for the School of Public Health, 2009 - Present;
	•	California State Bar Association - Member.
Previous:
	•	University of Minnesota:
Professor, Division of Health Policy and Management, School of Public Health, 1999 - 2009;
Associate Professor, 1999 - 2006;
Division Head, 1999 - 2005.
	•	Public Policy Partners, a health policy consulting firm
President from 1996 - 1999.
	•	Dorsey & Whitney, law firm; Partner, 1995.
	•	United States Senate, Senior Health Policy Analyst, 1991 - 1994.
	•	University of California at Berkeley, Associate Professor of Business & Public Policy 1982 - 1993.

Name, Age and Board Data		Position, Principal Occupation, Business Experience and Directorships
Pedro P. Granadillo
Age 66 First elected Director in 2004 Serving a term ending in 2013		Mr Granadillo brings to the Board years of experience as a global executive with deep expertise in manufacturing, quality and skills in evaluating organizational and people capabilities.
Current:
	•	Nile Therapeutics, Inc., a public pharmaceutical company Member, Board of Directors;
	•	Dendreon Corporation, a public biotechnology company Member, Board of Directors;
	•	NPS Pharmaceuticals, Inc., a public biotechnology company Member, Board of Directors;
	•	Umbria Pharmaceuticals, a private pharmaceutical company Co-founder.
Previous:
	•	Eli Lilly and Company, a leading-innovation public pharmaceutical company;
Senior Vice President with world-wide responsibility for manufacturing, quality and human resources; member of Executive Committee 1998 until retirement in 2004;
Vice President with world-wide responsibility for Human Resources; member of Executive Committee 1993 - 1998;
Various senior level positions in manufacturing, including 13 years in Europe.

Mark W. Kroll, Ph.D.
Age 60 First elected Director in 2006 Serving a term ending in 2013
Dr. Kroll provides the Board with deep knowledge in the areas of medical innovation and technology, in addition to his public company board experience. In 2010, Dr. Kroll was awarded the Career Achievement Award in Biomedical Engineering, the highest international award in biomedical engineering.

Current:
	•	TASER International, Inc., a public safety technologies company
Member, Board of Directors
	•	University of Minnesota, Adjunct Full Professor of Biomedical Engineering;
Previous:
	•	California Polytechnic State University, Adjunct Full Professor of Biomedical Engineering (emeritus)
	•	St. Jude Medical, Inc., Various senior leadership positions from 1995 until retirement in 2005
Chief Technology Officer of the Cardiac Rhythm Management Division, 2001-2005
Senior Vice President for Technology and Design, 1999 - 2001

Continuing Board Members

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Ronald G. Gelbman
Age 65 First elected Director in 2000 Serving a term ending in 2015		Mr. Gelbman brings to the Board years of international executive leadership and management experience in global healthcare markets, strategic planning skills and marketing expertise.
Current:
Member, Board of Director of the following companies:
	•	Sarasota Memorial Healthcare Foundation;
	•	SunTrust Southwest Florida Board of Advisors;
Member of the Board of Trustees at the following institutions:
	•	Rollins College;
	•	Out -of-Door Academy College Preparatory School.
Previous:
	•	Johnson & Johnson, a public multi-national manufacturer of pharmaceutical, diagnostic, therapeutic, surgical and biotechnology products;
Worldwide Chairman of the Health Systems and Diagnostics Group; member of the Executive Committee, 1998 - to retirement in 2000;
Worldwide Chairman, Pharmaceuticals and Diagnostics; member of the Executive Committee, 1994 - 1998;
Various senior level positions throughout the Johnson and Johnson organization, 1972 to 1994.

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Paul M. Black
Age 55 First elected Director in 2011 Serving a term ending in 2015		Mr. Black brings to the Board deep expertise in deploying and leveraging information technologies in healthcare delivery applications.
Current:
	•	Allscripts Healthcare Solution, Inc., a public healthcare solutions company
Member, Board of Directors, May, 2012 to Present;
President and Chief Executive Office, December 2012 - Present.
	•	New Mountain Finance Capital, LLC, a New York based capital management firm
Senior Advisor, 2007 - Present
	•	Truman Medical Centers, a 501(c)(3) hospital system based in Kansas City
Member, Board of Directors.
Previous:
	•	Cerner Corporation, a public healthcare information technology company
Chief Operating Officer, 1994 - 2007

Richard J. Meelia
Age 64 Served as Director 2005 - 2008 Appointed Director in 2011 Serving a term ending in 2015		Mr. Meelia provides the Board many years of leadership experience in the global healthcare industry, including expertise in strategic planning, market development, and international operations.
Current:
Member, Board of Directors of the following:
	•	Triangle, Inc., a career empowerment network for people with disabilities
	•	Saint Francis House, the largest day shelter in New England
	•	Por Cristo, a charitable medical service organization
	•	Tufts Medical Center, Member, Board of Governors
	•	St. Anselm College, Member, Board of Trustees
	•	Apollo Endosurgery, Inc., a private company focused on the development of devices that advance therapeutic endoscopy; Chairman, Board of Directors
Previous:
	•	Covidien plc, a global healthcare products company;
Chairman Board of Directors, 2008 - 2012;
President, and Chief Executive Officer, July 2007 to retirement in July 2011;
	•	Tyco Healthcare, the healthcare business which was spun off from its parent company Tyco International, to form Covidien plc in July, 2007
President, 1995 to July 2007.
	•	Kendall Healthcare Products Company, a $450 million healthcare business which was an early component of the Tyco Healthcare business
Group President, 1991 - 1995.
	•	Infusaid, Inc., a division of Pfizer, President, 1987 to 1990.
	•	American Hospital Supply Corporation/Kendall McGaw, several different roles including Vice President of Sales and Marketing, 1973 - 1987.

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Lawrence C. Best
Age 63 First elected Director in 2003 Serving a term ending in 2014		Mr. Best’s experience as a public company chief financial officer provides expertise in corporate leadership, financial management, business development transactions and strategic planning.
Current:
	•	OXO Capital, LLC, Chairman, Board of Directors.
	•	Myriad Genetics, Inc., a public molecular diagnostic company, Member, Board of Directors.
	•	Massachusetts General Hospital, Member President's Council.
Previous:
	•	Boston Scientific, a public worldwide medical device manufacturer, Executive Vice President and CFO 1992 - 2007.
	•	Ernst & Young LLC, accounting firm specializing in serving multinational companies in the high technology and life sciences fields, Partner
	•	U.S. Securities and Exchange Commission, Fellowship, 1979 - 1981
	•	White House, appointed Presidential Exchange Executive for one year
	•	Biogen, Idec, Inc., Member, Board of Directors

Brian Concannon
Age 55 First elected Director in 2009 Serving a term ending in 2014
Mr. Concannon’s role as President and Chief Executive Officer provides the Board with a deep understanding of the Corporation’s business and products, while his sales, marketing, and operations experience provides insight into the
Corporation’s products, strategic planning process and operational effectiveness.

Current:
	•	Haemonetics Corporation, President and Chief Executive Officer 2009 - Present.
Previous:
	•	Haemonetics Corporation
Chief Operating Officer, 2007 - 2009; President of Global Markets, 2006 - 2007; President, Patient Division, 2003 - 2006.
	•	Cardinal Health Medical Products and Services, various positions of increasing responsibility including President, Northeast Region, 1998 - 2003.
	•	American Hospital Supply Corporation, Baxter Healthcare Corp. and Allegiance Healthcare, various positions of increasing responsibility in sales, marketing, and operations, 1985 - 1998.

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Ronald L. Merriman
Age 68 First elected Director in 2005 Serving a term ending in 2014
Mr. Merriman’s experience on public company audit committees and as an executive at a major audit firm provides the board with expertise in financial management, enterprise risk management and operational controls and effectiveness.

Current:
	•	Aircastle Limited, a public aircraft leasing company. Member, Board of Directors; Chair, Audit Committee, Member Compensation Committee.
	•	Pentair Ltd., formerly Pentair, Inc., a public global diversified industrial company, Member Board of Directors and Chair of the Audit Committee.
	•	Realty Income Corporation, a public real estate investment trust. Member, Board of Directors, Nominating and Governance Committee, Strategic Planning Committee; Chair, Audit Committee.
Previous:
	•	KPMG, 1967 - 1997
Retired Vice Chair as well as leader of the firm's healthcare business.
Held various other leadership positions including as a member of the firms Executive Management Committee; Partner.
	•	Merriman Partners, a business consulting firm, Managing Partner, 2003 - 2010
	•	O'Melveny & Myers LLP, Managing Director, 2000 - 2003
	•	Carlson Wagonlit Travel, Executive Vice President, 1999 to 2000
	•	Ambassador International, Inc., Executive Vice President, 1997 -1999

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Ellen Zane
Age 61 First Elected Director in 2012 Serving a term ending in 2015		Ms. Zane provides the Board with extensive functional and leadership experience in the delivery of healthcare and hospital administration in the United States.
Current:
	•	Tufts Medical Center & Floating Hospital for Children,
CEO Emeritus and Vice Chairman, Board of Trustees, 2011 - Present.
	•	Tuft University School of Medicine
Assistant Professor, 2004 - Present.
	•	Harvard School of Public Health
Adjunct Assistant Professor, 2011 - Present.
	•	Brooks Automation, a public company providing automation, vacuum and instrumentation solutions for semiconductor manufacturing, life sciences and clean energy
Member, Board of Directors, 2011 - Present.
	•	Parexel International Corporation, a public clinical research organization
Member, Board of Directors, 2006 - Present.
	•	Century Capital Management, a mutual fund company.
Member, Board of Directors.
	•	Fiduciary Trust Company, an independent and employee -owned registered investment adviser
Member, Executive Committee.
Previous:
	•	Tufts Medical Center & Floating Hospital for Children
President and Chief Executive Officer, 2004 - 2011
	•	Partners Healthcare System
Network President, 1994 - 2004

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT
The following table sets forth, as of May 18, 2013, certain information with respect to beneficial ownership of the Corporation’s common stock by: (i) each person known by the Corporation to own beneficially more than five percent of the Corporation’s common stock; (ii) each of the Corporation’s directors and nominees and each of the executive officers named in the Summary Compensation Table in this Proxy Statement; and (iii) all directors and executive officers as a group.

Ownership Table

		Amount & Nature Beneficial		Percent
Name of Beneficial Owner	Title of Class	Ownership		of Class
Brian P. Concannon(1)	Common Stock	582,876		1.1%
Christopher Lindop(2)	Common Stock	198,120		0.4%
Michael Kelly(3)	Common Stock	35,812		0.1%
Peter Allen (4)	Common Stock	162,011		0.3%
David Helsel (5)	Common Stock	9,097		—%
Lawrence C. Best(6)	Common Stock	54,258		0.1%
Paul Black (7)	Common Stock	24,392		0.1%
Susan Bartlett Foote(8)	Common Stock	56,258		0.1%
Ronald G. Gelbman(9)	Common Stock	95,430		0.2%
Pedro P. Granadillo(10)	Common Stock	79,158		0.2%
Mark W. Kroll(11)	Common Stock	45,074		0.1%
Richard Meelia(12)	Common Stock	30,524		0.1%
Ronald L. Merriman(13)	Common Stock	47,058		0.1%
Neuberger Berman, LLC(14)	Common Stock	6,318,416		12.4%
BlackRock, Inc.(15)	Common Stock	4,277,581		8.4%
The Vanguard Group (16)	Common Stock	3,075,416		6.0%
All executive officers and directors as a group ( 17 persons)(17)…	Common Stock	1,587,582	1,587,582	3.1%

_________________________________________________________________________

(1)    Includes 528, 424 shares which Mr. Concannon has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013. 3,286 shares are subject to a shared power to vote and dispose.
(2)    Includes 181,734 shares which Mr. Lindop has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(3)    Includes 33,598 shares which Mr. Kelly has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(4) Includes 143,496 shares which Mr. Allen has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(5)    Includes 7,977 shares which Mr. Helsel has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.

(6)    Includes 47,968 shares which Mr. Best has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(7)    Includes 19,122 shares which Mr. Black has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(8)    Includes 47,968 shares which Ms. Foote has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(9)    Includes 59,968 shares which Mr. Gelbman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(10)   Includes 67,968 shares which Mr. Granadillo has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(11)  Includes 26,425 shares which Dr. Kroll has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(12)    Includes 24,086 shares which Mr. Meelia has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(13)    Includes 38,874 shares which Mr. Merriman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.
(14)    This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 reporting aggregate ownership of and sole voting power over 0 shares. It has shared voting power over 6,172,616 shares and shared dispositive power over 6,318,416 shares. The reporting entity’s address is 605 Third Avenue, New York, NY 10158.
(15)    This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2013 reporting aggregate ownership of and sole dispositive power over 4,277,581 shares and sole voting power over 4,277,581 shares. The reporting entity’s address is 40 East 52nd Street, New York, NY 10022.
(16) This information has been derived from Schedule 13G filed with the Securities and Exchange Commission on February 12, 2013 reporting sole voting power over 71,498 shares and shared voting power over 0 shares. It has sole dispositive power over 3,006,318 shares and shared dispositive power over 69,098 shares. The reporting entity's address is 1000 Vanguard Boulevard, Malvern, PA 19355.
(17)    Includes 1,394,729 which executive officers and directors have the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 17, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Corporation’s directors, officers and persons who own more than 10% of the Corporation’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports concerning their ownership of the Corporation’s common stock and changes in such ownership. Copies of such reports are required to be furnished to the Corporation. To the Corporation’s knowledge, based solely on a review of copies of such reports furnished to the Corporation during or with respect to the Corporation’s most recent fiscal year, all Section 16(a) filings required by persons who were, during the most recent fiscal year, officers or directors of the Corporation or greater than 10% beneficial owners of its common stock were made on a timely basis with the exception of one filing. Susan Foote completed a same day sale stock option exercise on September 7, 2012 and as a result of administrative error, the Corporation filed the subsequent Form 4 filing on September 12, 2012, one day after the required deadline.

Transactions with Related Persons
The Board has adopted a policy and procedures for the disclosure, review, approval or ratification of any transaction in which the Corporation or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or stockholders owning 5% or more of the Corporation’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance. The Board of Directors reviews the transaction in light of the best interests of the Corporation and determines whether or not to approve the transaction. The policy requires that executive officers and directors of the Corporation report proposed related party transactions to the Corporation’s Chief Legal Officer, who will bring the proposed transaction to the attention of the Board of Directors. The Corporation is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission since the beginning of fiscal year 2013 where the foregoing policies and procedures did not require review, approval or ratification of such transaction or where such policies and procedures were not followed.

COMPENSATION RISK STATEMENT
As stated in the Corporation's compensation philosophy, risk is a key consideration of the Compensation Committee in the development and design of compensation programs and policies. In the fourth quarter of fiscal year 2013, with the assistance of management, the Compensation Committee reviewed the potential for the Corporation's compensation programs and policies to have a material adverse effect on the Corporation. An assessment process was completed to assess the potential risks and mitigating factors in the Corporation's compensation plans, including the following considerations:

•	Market Perspective: The competitiveness of compensation levels, mix and provisions with market norms, as well as the quality of peer group selection

•	Performance Metrics: The type and combination of various financial and non-financial performance metrics used in incentive plans

•	Pay Mix: The mix of pay elements, including short-term vs. long-term, fixed vs. variable, and cash vs. equity

•	Leverage: The payout curve of incentive plans, including slope and caps

•	Checks and Balances: Factors that balance compensation risk through oversight, design, and policies
In the process of our compensation risk assessment, multiple factors were identified that mitigate potential unnecessary risk-taking, including:

•	Target compensation levels are set at approximately the median of the competitive market

•
The fiscal 2013 Peer Group is representative of the Corporation in key size parameters, evidenced by the Corporation's positioning at the 49th percentile for revenue, 33rd percentile for market capitalization, and 33rd percentile for number of employees.

•	Balanced metrics in our incentive plans promote both top line and bottom line growth

•
Annual non-sales bonus payouts are (i) based upon a plan design and performance targets for revenue and operating income which are pre-approved by the Compensation Committee of the Board of Directors at the beginning of every year, (ii) capped, and (iii) do not guarantee a minimum bonus payout

•
A recapture policy in our annual bonus plans would recoup any payouts made as a result of material non-compliance with any financial reporting requirement that requires a restatement or if an employee’s actions violate the Haemonetics Code of Business Conduct

•	A significant portion of compensation for our executives and other senior management is in the form of long-term incentives

•	Equity awards are granted to executives and senior management annually and vest over four years with overlapping vesting periods, which foster a continuous long-term perspective

•	Share ownership guidelines require meaningful levels of equity ownership for senior management

•	Change-in-control agreements are competitive with market norms for severance amounts and are only payable in the case of both a change-in-control and the employee’s termination (other than for cause)
The Compensation Committee will continue to be proactive in monitoring compensation risk, and to assess the potential risks of compensation programs and policies during the design and approval process. In addition, the Committee will conduct an annual compensation risk assessment to monitor ongoing compensation plans.

COMPENSATION DISCUSSION and ANALYSIS
Executive Summary
At Haemonetics, our mission is to be the global leader in blood management solutions, leveraging our innovative products and services to improve medical outcomes for patients worldwide, while maximizing return for our investors. We research, develop, manufacture, and sell a variety of medical devices, software, services and solutions to numerous customers on a global basis. To realize our mission, we must recruit, retain and motivate exceptional leaders with the ability to deliver superior results. Our executive compensation program is instrumental in achieving these objectives.
At our 2012 Annual Meeting, our stockholders had the opportunity to vote to express their approval of our executive compensation policies, practices, and programs as disclosed in the proxy via an advisory vote, also called "say-on-pay". The results of this vote were overwhelmingly supportive of our executive compensation programs, with almost 99% of votes cast voting in favor of the proposal. Given the magnitude of stockholder support, the Committee felt although we will continue to have annual "say-on-pay" advisory vote, our fiscal 2013 executive compensation policies and programs and plan design should remain substantially similar to fiscal 2012.
2013 Pay and Performance Alignment
Fiscal 2013 was a challenging year for us, but one that had several successes. First, we successfully completed the acquisition of the whole blood division of Pall Corporation and the vast majority of integration , the largest acquisition in the history of our Corporation. On the year, we realized 22.6% revenue growth, driven the whole blood acquisition, our blood management solutions strategy, strong demand for our TEG and Cell Saver Elite devices, and continued performance in the emerging markets. On the whole, we were able to leverage the top-line contributions of both organic growth and the whole blood acquisition to drive operating income growth of 21.0% and earnings per share growth of 12.5%, on a non-GAAP basis.
As discussed in greater detail in the section titled "Pay for Performance", we set target pay opportunity at the market median and then allow performance to dictate actual compensation realized. This relationship is particularly evident when considering the variable elements of our pay program. Based on revenue performance at 98.6% of target and operating income at 97.0% of target, the annual bonus payout for our named executives fell below target with payouts of 78% for Mr. Concannon and 76% for our other named executive officers, on average.

1.
Financials above are calculated on a non-GAAP basis. A reconciliation of GAAP to adjusted financial results was included in the Corporation's Form 8-K/A filed with the Securities and Exchange Commission on May 3, 2013.

In addition, our shareholders realized total returns for the fiscal year of 17.2%, outperforming both the S&P 500 and S&P Healthcare Equipment Select indices, which returned 10.6% and 11.7% over the same period, respectively. Similarly, our executives saw increases to their long-term incentive award grant values. In connection with the Pall acquisition, the Corporation's performance, and Mr. Concannon's substantial leadership throughout the previous fiscal year, and as a result of a larger peer group (by revenue and market cap measures) following the Pall acquisition, Mr. Concannon was granted an equity award 40% larger than in FY12. Furthermore, our other executives received increases to their equity grant levels commensurate with our stock price performance over the last fiscal year.

1.	Reflects target long-term incentive value as disclosed in the "Long-Term Incentive Program" section of the Compensation Discussion and Analysis.

2.	For Mr. Helsel, reflects his FY13 grant value of $400,000 and a previous fiscal year value of $400,000, equal to his new-hire grant at the beginning of FY13.
Compensation Best Practices
Our executive team is accountable for, and takes ownership of, the short-term and long-term performance of the Corporation within a culture that requires ethical behavior and transparency. The following is a summary of key executive compensation plans and policies aligned with best practice that are discussed in greater detail in this Compensation Discussion and Analysis:

•
Compensation Philosophy—The Compensation Committee developed a compensation philosophy which guides the design of all compensation programs, emphasizing employee recruitment and retention, a performance-based culture, and cost effectiveness.

•
Compensation Elements—The primary components of our compensation program are base salary, short-term incentives in the form of our annual cash bonus program, and long-term incentives in the form of stock options and restricted stock units. We target the market median when setting all components of executive compensation.

•	Pay for Performance—Our pay programs are designed to support our pay for performance philosophy, emphasizing and rewarding execution of our business strategy and achievement of corporate objectives.

•
Change in Control Agreements—We employ change in control agreements for a very limited number of key executives to retain our leadership in the event of a change in control and also to provide them with financial security in case of a loss of employment. Our agreements only provide benefits to participants if there is both a change in control of the Corporation and termination of employment other than for cause.

•
Employment Agreements— In general, we do not offer our senior executives employment agreements other than to the extent they are common local practice. None of our named executive officers was covered by an employment agreement in fiscal 2013.

•
Share Ownership Guidelines—To align our executives with the long-term interests of our stockholders and promote Corporation ownership, our executives are required to hold a meaningful value of Haemonetics stock for the duration of their employment.

•
Executive Benefits and Perquisites—Executives are provided a competitive benefits program that consists of health, disability, and life insurance and our 401(k) retirement plan on the same basis as our non-executive employees. In addition, certain of our US-based senior executives, including all named executive officers, are able to participate in a non-qualified deferred compensation program that allows them to defer certain elements of their pay over the 401(k) limit. The Corporation has not made any contributions to the plan.

•
Recapture Policy—Our annual bonus plan contains a provision that allows us to recoup any payouts made as a result of material non-compliance with any financial reporting requirement that requires a restatement or if an employee’s actions violate the Haemonetics Code of Business Conduct.

•
Compensation Risk— The Compensation Committee considers risk when designing our compensation plans. The Committee also conducts a comprehensive annual review of compensation risk in the fourth quarter to assess the presence of any risks that may have a material adverse effect on the Corporation.

•	Independent Compensation Committee— Our Compensation Committee is comprised of only independent members of Board of Directors.

•	Independent Consultant— The consultant to the Compensation Committee provides no other services to the Corporation or management.
Compensation Philosophy
The Compensation Committee maintains a documented compensation philosophy statement as a guideline for developing, reviewing and administering executive compensation programs. The statement is reviewed annually for continued appropriateness and updated accordingly. Our compensation philosophy is to provide compensation opportunities that drive three major objectives:

•
Attract and retain key executives—Our goals of increasing stockholder value and achieving our long-term strategic goals are dependent on our ability to retain our current management team and to hire new executives with diverse and complementary experience. To achieve this goal we strive to provide competitive compensation programs that require continued service and performance as a condition of realizing the total pay opportunity, when appropriate.

•
Pay for performance—We strive to achieve an appropriate mix between fixed and variable performance-based compensation to motivate management to achieve predetermined financial, operational and strategic objectives over both the short and long-term and to align the interests of management with the interests of stockholders. Programs are designed to pay above the market median for performance above target and below the market median for performance below target.

•
Display a clear correlation between the cost of compensation and the value to the employee and to the Corporation—The cost of compensation is evaluated annually against an “afford to spend” model and balanced against the value each element of compensation provides. Our goal is to provide competitive total compensation opportunities through programs with efficient, effective, and competitive cost while enhancing stockholder value.

Pay Mix
When determining compensation levels, we target all elements of compensation at the market median. Through at-risk pay components, our pay program is designed to reward exceptional corporate and individual performance with actual pay above the market median. At the same time, performance below expectations will result in actual pay levels below the median of the market. The following chart illustrates the composition of target total direct compensation for the Chief Executive Officer and for other named executive officers between base salary, short term and long term compensation. All elements of compensation are considered to be at-risk with the exception of base salary.
1.Total compensation is defined as FY2013 base salary, target bonus, and the target grant date value of equity awards as disclosed in the "Long-Term Incentive Program" section of the Compensation Discussion and Analysis.
2.NEOs are "named executive officers" identified below.
The amounts and mix attributed to base salary, short-term incentives and long-term incentives are determined in reference to market norms combined with our desire to align pay with the goals of our compensation philosophy. While we evaluate our executive pay mix on an annual basis, we do not adhere to a rigid formula when determining the actual mix of compensation elements. Rather, our current policy is to balance the short and long-term focus of our compensation elements in order to reward short-term performance while emphasizing long-term value creation. These objectives are achieved by placing considerable weight on long-term, equity based compensation while also offering enough cash and short-term compensation to attract and retain executive talent.
Pay for Performance
One of the primary objectives of our compensation philosophy is to design and support pay opportunities that align with the performance of our Corporation and ultimately result in strong long-term value creation for our investors. Our executive compensation plans in particular are designed with specific emphasis on accountability for our financial results in the short-term and stockholder return over the longer-term. We create this alignment through several interacting mechanisms:

Pay Mechanic	Haemonetics Methodology
Pay Positioning	• All components of executive compensation are targeted at the market 50th percentile
Performance Target Setting	• We set ambitious but achievable goals for ourselves and for the Corporation aligned with our commitments to stockholders
Compensation Vehicles	Base Salary	• Sets baseline pay level
	Annual Bonus	• Annual incentive that rewards performance relative to annual financial goals
	Stock Options	• Long-term incentive with seven year term that has no intrinsic value unless value is created for shareholders
	Restricted Stock Units	• Long-term incentive with four year vesting schedule
Compensation Mix	• Our compensation mix is weighted towards 1) variable pay elements, and 2) long-term incentive pay elements

The combined effect of these mechanisms is that our named executive officers are compensated at the market median when we meet our performance targets, deliver on the expectations we communicate to our investors, and drive stock price appreciation. Should our performance exceed expectations, then our executives will be compensated above target, and vice versa. The significant weighting of long-term incentives ensures that our executives’ primary focus is sustained long-term performance, while our short-term incentive motivates consistent annual achievement.

1.
Reflects elements of total direct compensation, including base salary, target bonus, and target grant date value of equity awards as disclosed in the "Long-Term Incentive Program" section of the Compensation Discussion and Analysis.

2.	Fixed compensation is defined as base salary only.

3.	Variable compensation is defined as target bonus and target grant date value of equity awards as disclosed in the "Long-Term Incentive Program" section of the Compensation Discussion and Analysis.

Determining Compensation
The Committee evaluates several different factors when establishing and maintaining the Corporation’s executive compensation programs and making executive compensation decisions:
1)  Market competitiveness
2)  Individual performance and potential
3)  Performance relative to financial, strategic, corporate, and individual goals
4)  Internal equity
5)  Compensation cost
6)     Legal and regulatory requirements
Base salaries, merit increases and target bonus opportunities are evaluated and approved by the Committee at the July Committee meeting. Annual long-term incentive awards are typically determined and granted by the Committee at the October Committee meeting. The Committee reviews all other executive compensation and benefits on an ongoing basis as determined by business changes, internal feedback, and external market trends.
Role of the Compensation Committee
The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Corporation’s senior management as outlined in the Committee Charter, which is posted in the Investor Relations section of the Corporation website. The Committee has overall responsibility for evaluating and approving the Corporation’s compensation philosophy, plans, policies and programs related to the Chief Executive Officer and direct reports to this position, which include all named executive officers. The Committee’s responsibilities include setting base salaries, target bonus opportunities, long-term incentive award values, executive benefits, executive perquisites (of which we currently have none), and any other form of compensation.

Role of the Compensation Consultant
In fiscal year 2013, the Compensation Committee engaged Pearl Meyer & Partners LLC for executive compensation consulting services. Pearl Meyer provides the Committee with competitive market data and benchmarking for executive positions, regulatory and market trend updates, and special reports and analyses. Pearl Meyer regularly attends Committee meetings to provide input and independent guidance on executive compensation matters, including competitive analyses, short-term and long-term incentive strategy, and trends and best practices. Pearl Meyer is engaged directly by the Committee to work exclusively on Committee authorized projects. Pearl Meyer provides no other services to the Corporation or to management.
Role of Management
Management supplies the Committee with information necessary to fulfill its responsibilities, including financial targets and results, achievement of corporate objectives, executive performance and succession ratings, and leadership competencies. Management implements and communicates decisions related to executive compensation and keeps the Committee abreast of issues and concerns relative to the Corporation’s ability to attract, motivate and retain the executive talent required to grow the business. It also shares analyses on compensation costs, performance metrics and other information which the Committee may request in order to carry out its role.
With respect to determining specific compensation levels, the Chief Executive Officer formulates and presents compensation recommendations for other members of the executive team to the Committee for review and approval. Neither the Chief Executive Officer nor management makes compensation recommendations for the Chief Executive Officer.
Benchmarking
Pearl Meyer provides the Committee with an annual executive compensation competitive assessment at the July Committee meeting. The market data provided by Pearl Meyer gives the Committee important information on the competitiveness of our executive compensation in relation to similar companies and are used by the Committee to assist in determining an appropriate range for executive pay. The market data supplied by Pearl Meyer reflect an average of two data sources, where available:

•	The Peer Group—A group of fifteen similarly sized companies from the medical device, biotechnology, and healthcare software industries

•	Compensation Surveys—Survey data from several sources consisting of a broader group of companies appropriate in terms of size, industry, and executive role
Pearl Meyer annually reviews our peer group for continued appropriateness and presents recommendations to the Committee in advance of the annual executive compensation competitive assessment. When reviewing the peer group and suggesting potential replacement firms, Pearl Meyer employs the following criteria:
1.  Product/service similarity
2.  Revenues of approximately 1/2X–2X those of the Corporation
3.  Market capitalization of approximately 1/3X–3X that of the Corporation
As a result of Pearl Meyer’s assessment for fiscal year 2013, the Committee approved the removal of Dionex who was acquired and Immucor who is no longer a publicly traded company. To replace the firms that were removed from the peer group and to ensure continued statistical reliability, the Committee approved the addition of Masimo Corp., and Steris Corp., to the peer group.
The peer group approved by the Compensation Committee for fiscal year 2013 is listed below:

Allscripts Healthcare Solutions, Inc.	IDEXX Labs, Inc.	ResMed, Inc.
Bruker Corp.	Integra Lifesciences Holdings	STERIS Corp.
CONMED Corp.	Masimo Corp.	TECHNE Corp.
Gen-Probe, Inc.	MedAssets, Inc.	Thoratec Corp.
Hologic, Inc.	Myriad Genetics, Inc.	Zoll Medical Corp.

The peer group above was used for all base salary, short-term incentive, and long-term incentive compensation decisions made through October, 2012. At the October Committee meeting, Pearl Meyer made a recommendation to adjust the peer group in recognition of the recently completed acquisition of the whole blood division of Pall Corporation, which substantially increased the size of Haemonetics. Pearl Meyer used the same selection criteria outlined above modified for the Corporation's expected annual revenue and then current market capitalization after the acquisition. As a result of this reassessment, the Committee approved the removal of Gen-Probe, TECHNE, and Zoll Medical and replaced them with PAREXEL, Perkin-Elmer, and Bio-Rad Labs. This revised peer group was used as a reference for the long-term incentive grant to Mr. Concannon at the October meeting. All other long-term incentive grant determinations were made in reference the the previous peer group.
This peer group differs from the peer group used in the corporate performance graph contained in our annual report on Form 10-K. The Committee believes that the S&P 500 Index and the S&P Health Care Equipment Index contain many companies which are significantly different in size and scope from the Corporation. The inclusion of these companies could have the effect of distorting the Committee’s understanding of the market for executive talent. As a result, the Committee has used a more targeted sampling of companies that are closer in size and scope to the Corporation.
Evaluating Executive Performance
Consistent with the annual review period of the broader organization, executive performance is reviewed by the Compensation Committee in July. The Chief Executive Officer provides a performance rating to the Committee for each executive, other than himself, and a merit increase recommendation, where appropriate. For the Chief Executive Officer, the Board’s Chairman gathers input from all Board members and completes an assessment of the Chief Executive Officer’s performance and makes recommendations for the Committee’s consideration relative to Chief Executive Officer compensation. In either case, the performance analysis includes an assessment of the following factors:

•	Achievement of individual and Corporation objectives

•	Contribution to the Corporation’s short and long-term performance

•	Assessment of performance against ten corporate leadership competencies:

Change Management	Business Maturity
Strategic Agility	Decisiveness
People / Self Development	Interpersonal Savvy
Managerial Courage	Global Mindset
Business Acumen	Results Orientation / Proactive

Components of Haemonetics’ Executive Compensation Program
Our executive total rewards program is divided amongst four major elements including base salary, short-term incentives, long-term incentives, and benefits. A brief description of each element and their purpose at Haemonetics is described below:

Compensation Element	Description	Purpose
Base Salary	• Fixed cash compensation based on role, job scope, experience, qualification, and performance	• To compensate for individual technical and leadership competencies required for a specific position and to provide economic security
Short-Term Incentive	• Annual cash incentive opportunity payable based on achievement of corporate, business unit, and individual objectives	• To incentivize management to meet and exceed annual performance metrics and deliver on commitments to stockholders
Long-Term Incentive	• Annual equity award comprised of two components: • 70% Stock Options • 30% Restricted Stock Units	• To incentivize management to increase stockholder value, reward long-term corporate performance, and promote employee commitment and retention through stock ownership
Benefits	• Competitive health, life insurance, disability, and retirement benefits	• To promote health and wellness in the workforce and to provide competitive retirement planning and saving opportunities
Base Salary
Program Mechanics
Base salary is provided to compensate for individual technical and leadership competencies required for a specific position and to provide economic security. The target base salary level will vary based on the field in which each executive operates, the scope of each position, and the experience and qualifications needed for the role. The market level is analyzed annually in accordance with our compensation philosophy. Actual base salary levels are a function of the target market for a specific position, individual performance of each executive, experience and qualifications of the individual, and an assessment of internal equity amongst peers. Base salaries can increase through the merit process as discussed under the section titled "Evaluating Executive Performance."
2013 Compensation
Since being promoted to President & Chief Executive Officer in April 2009, Mr. Concannon has declined to be considered for an increase to his base salary. As a result, the competitive analysis completed by Pearl Meyer indicated that Mr. Concannon's cash compensation levels fell below the peer group 25th percentile to less than competitive levels. As a result of this finding and in recognition of the Corporation's performance and Mr. Concannon's leadership, Mr. Concannon was given a merit increase of 5.5% in fiscal 2013. For the remainder of the named executive officers, the Committee approved salary increases in a range of 2.0% - 3.0%. Salary levels and merit increases for fiscal years 2012 and 2013 are noted below:

		FY 2012	FY 2013
Executive	Title	Base Salary	Base Salary	Increase %
Brian Concannon	President & Chief Executive Officer	$550,000	$580,000	5.5%
Christopher Lindop	CFO &VP, Business Development	$438,931	$450,000	2.5%
David Helsel	VP, Global Manufacturing	$350,000	$357,000	2.0%
Michael Kelly	President, Global Markets	$393,750	$405,563	3.0%
Peter Allen	President, Global Plasma	$411,127	$422,000	2.6%
Effective June 1, 2012 Michael Kelly was promoted to President, Global Markets. As a result, Mr. Kelly was given a promotional salary increase in addition to the merit increase noted above, increasing his salary to $440,000.

Annual Incentive Program
2013 Program Changes
As part of the annual short-term incentive plan design process, management completed a competitive review of similar plans among the peer group and among a broader group of technology and medical device companies. The findings of this analysis supported the general construct of the plan, as it continues to drive appropriate behaviors and align with the Corporation's strategy. However, two minor changes were made to the plan to better align with common practice:
• Non-Financial Funding - To incentivize non-financial performance, even in years of below target financial performance, minimum funding level was set to pay out based upon achievement of non-financial metrics
•Payout Curve - The threshold performance level for revenue and operating income funding was lowered from 96% and 92% of target, respectively, to 95% and 90% of target respectively to better reflect the market and align it with the broader employee plan.
Program Mechanics
The annual incentive program is a cash-based short-term incentive designed to motivate and reward employees for executing and delivering on the key performance metrics for any given fiscal year. One of the primary objectives of the program is to make our executives accountable for meeting or exceeding their annual commitments to stockholders. All of our named executive officers participate in the annual incentive program.
Performance metrics for each participant are divided among corporate, business unit, and individual areas of focus with varying weight depending on job level and job scope. In general, the more senior the employee, the greater the employee’s alignment with Corporate objectives. Executives directly responsible for a sales organization are aligned with a business unit component, while those who are not directly responsible for a sales organization are aligned with individual objectives. As a result of this goal weighting, the size of payments made to senior executives is largely determined by overall Corporation financial performance. The chart below outlines the alignment of objectives for our named executive officers:

		Annual Incentive Weighting
	Sales Unit	Corporate	Business Unit	Individual
Executive	Responsibility	Component	Component	Component
Brian Concannon	No	80%	—%	20%
Christopher Lindop	No	80%	—%	20%
David Helsel	No	80%	—%	20%
Michael Kelly	Global Markets	80%	20%	—%
Peter Allen	Global Plasma	80%	20%	—%
The number and type of performance metrics and specific performance targets for each metric are determined annually at the beginning of the fiscal year. To reinforce profitability, the ratio of revenue to operating income is weighted more heavily toward operating income. For fiscal year 2013, the weighting of performance metrics within each incentive component were as follows:

Corporate Component	Business Unit Component	Individual Component
• 40% Corporate Revenue	• 40% Business Unit Revenue	• Operating Income Funding
• 60% Corporate Operating Income	• 60% Business Unit Operating Income	• Individual Goals Multiplier
Payments related to the Corporate and Business Unit components of the program are calculated using a payout scale aligning increased payout levels with increased achievement levels. The Individual component of the plan is funded by corporate operating income achievement using the same scale as the corporate component, and then multiplied by individual goal completion percentage. Payments are made under the Corporate Component and Business Unit Component only when threshold levels of corporate revenue or operating income are met. The Individual Component is minimally funded at threshold, although individual goals must be achieved to receive payment. The Committee has the discretion, in light of overall Corporation performance, to provide for payments to the executives and participants in the plan should performance fall short of threshold expectations.
The table below details the target and actual performance levels as well as actual payout percentages for the annual incentive plan.

	Threshold	Target	Maximum	Actual	Payout
FY 2013 Revenue Targets	Performance	Performance	Performance	Performance	Percentage
Payout Percentage	25%	100%	200%	—	—
Corporate	$859.8	$905.0	$995.5	$892.0	77.5%
Global Markets	$639.4	$673.0	$740.3	$653.9	55.0%
Global Plasma	$254.7	$268.1	$294.9	$262.8	70.0%

	Threshold	Target	Maximum	Actual	Payout
FY 2013 Operating Income Targets	Performance	Performance	Performance	Performance	Percentage
Payout Percentage	25%	100%	200%	—	—
Corporate(1)	$132.7	$147.4	$162.1	$143.0	77.5%
Global Markets	$206.6	$229.5	$252.5	$213.9	47.5%
Global Plasma	$95.0	$105.5	$116.1	$103.7	85.0%

(1)
This is a non-GAAP measure which excludes transformation, restructuring and deal closing costs, asset impairments and bonus expense for both the targets established and the actual results achieved. A reconciliation of GAAP to adjusted financial results was included in the Corporation's Form 8-K/A filed with the Securities and Exchange Commission on May 3, 2013.

2013 Compensation
In 2013, our Chief Executive Officer and the four other "named executive officers" for purpose of Securities and Exchange Commission rules were paid consistent with our overall executive compensation program. Our named executive officers in fiscal 2013 were Messrs. Concannon, Lindop, Helsel, Kelly and Allen.
Target bonus levels are expressed as a percentage of base salary, and are set by the Committee at the July Committee meeting. Consistent with all elements of our compensation program, bonus targets are aligned within a range of the market median. A table comparing fiscal 2012 and fiscal 2013 target bonuses is displayed below.
Similar to base salary, Mr. Concannon's target bonus had not changed since he was promoted to Chief Executive Officer in April, 2009. As a result, the positioning of his target bonus and target total cash compensation fell below the peer group 25th percentile. To bring Mr. Concannon to a more competitive position, the Committee increased his target bonus to 100% of base salary, consistent with the peer group median.
Expressed as a percentage of salary, the target bonuses for the remaining named executive officers did not change except for Mr. Kelly. In recognition of the increased scope of Mr. Kelly's role upon promotion to President, Global Market, his target bonus was increased to 50% of base salary.

	FY 2012 Bonus Target	FY 2012 Bonus Target	FY 2013 Bonus Target	FY 2013 Bonus Target
Executive	(% Salary)	($)	(% Salary)	($)
Brian Concannon	75%	$412,500	100%	$580,000
Christopher Lindop	55%	$241,412	55%	$247,500
David Helsel (1)	NA	NA	45%	$160,650
Michael Kelly	45%	$177,188	50%	$220,000
Peter Allen	45%	$185,007	45%	$189,900

(1)	Mr. Helsel started on March 5, 2012 and was not eligible for a bonus in FY12.

In deciding whether to make annual incentive payments to Mr. Concannon and the other executive officers, the Committee considered the Corporation’s overall performance and results in relationship to the performance goals set in July 2012. The sections below break down payouts to the named executive officers for each component of the bonus program.
1. Corporate Component
In fiscal 2013 we fell just short of our annual corporate revenue target, resulting in funding for this portion of the plan at 77.5% of target. As a result, we also fell short of our operating income target at 97.2% to plan, resulting in funding of 77.5% for this portion of the plan. Therefore, the weighted average payout percentage for the Corporate Component is 77.5% of target.

Executive	FY 2013 Bonus Target		Corporate Component Weight		Weighted Average Payout Percentage		Corporate Component Payout
Brian Concannon	$580,000	x	80%	x	77.5%	=	$359,600
Christopher Lindop	$247,500	x	80%	x	77.5%	=	$153,450
David Helsel	$160,650	x	80%	x	77.5%	=	$99,603
Michael Kelly	$220,000	x	80%	x	77.5%	=	$136,400
Peter Allen	$189,900	x	80%	x	77.5%	=	$117,738
2. Business Unit Component
Business Unit performance varied by named executive officer, with payout details calculated as follows:

Executive	FY 2013 Bonus Target		Business Unit Component Weight		Weighted Average Payout Percentage		Business Unit Component Payout
Michael Kelly	$220,000	x	20%	x	50.5%	=	$22,220
Peter Allen	$189,900	x	20%	x	79.0%	=	$30,004

Note: Messrs. Concannon, Lindop, and Helsel did not have a Business Unit Component to their bonus
3. Individual Component
The individual component of the bonus plan is funded by corporate operating income achievement on the same scale as the Corporate Component. Consistent with the Corporate Component of the plan, the Individual Component was funded at 77.5%. Payout details are as follows:

Executive	FY 2013 Bonus Target		Individual Component Weight		Operating Income Funding Percentage		Individual Goal Achievement Percentage		Individual Component Payout
Brian Concannon	$580,000	x	20%	x	77.5%	x	94.0%	=	$84,506
Christopher Lindop	$247,500	x	20%	x	77.5%	x	100.0%	=	$38,363
David Helsel	$160,650	x	20%	x	77.5%	x	100.0%	=	$24,901

Based on these three components, total fiscal year 2013 bonus payout amounts are calculated below.

Executive	Corporate Component Payout		Business Unit Component Payout		Individual Component Payout		Total FY 2013 Bonus Payout	Total FY 2013 Bonus Payout (% of Target)
Brian Concannon	$359,600	+	$0	+	$84,506	=	$444,106	76.6%
Christopher Lindop	$153,450	+	$0	+	$38,363	=	$191,813	77.5%
David Helsel	$99,603	+	$0	+	$24,901	=	$124,504	77.5%
Michael Kelly	$136,400	+	$22,220	+	$0	=	$158,620	72.1%
Peter Allen	$117,738	+	$30,004	+	$0	=	$147,742	77.8%

Long-Term Incentive Program
2013 Program Changes
In fiscal year 2013, we did not institute any changes to the long-term incentive program other than adjustments necessitated by our November, 2012 stock split.
Program Mechanics
The Corporation’s long-term incentive program provides incentives to grow stockholder value, rewards long-term corporate performance, and promotes employee commitment and retention through stock ownership while also managing compensation expense and dilution. At the executive level, where individual performance is most closely aligned with the financial performance of the business, the objectives of this program are:

•	Drive long-term growth of the business in conjunction with our strategic plan

•	Ensure that any value delivered to executives is aligned with an increase in stockholder value

•	Retain high performing individuals
For fiscal year 2013, annual grants to our named executive officers were delivered in the form of stock options and time-vested restricted stock units, each having its own role in the total compensation offered.

•	70% Stock Options—Emphasize stock price appreciation and retention

1.	Value is only earned when the stock price increases above the exercise price, encouraging behavior that will increase stockholder value

2.	Awards vest over four years, providing a long-term retention and performance period

•	30% Time-Vested Restricted Stock Units (RSUs)—Emphasize retention through value preservation and long-term vesting and encourage Corporation ownership

1.	The value of RSUs is not solely dependent upon stock price appreciation, ensuring an incentive to remain with the Corporation regardless of stock price fluctuation

2.	RSUs facilitate Corporation ownership and alignment with stockholders, since employees do not pay an exercise price, which can encourage same-day sale transactions

3.	Awards vest over four years, providing a long-term retention and performance period

Grant values for our named executive officers were determined using a value-based model that takes into account market competitiveness, specific roles, individual performance and potential and the resulting compensation expense. We target the median of the market in determining the value of long-term incentive grants. Grant values are translated into a number of stock options and restricted stock units based on the stock price and Black Scholes value on the date of grant.
Employee stock option and RSU awards generally vest 25% per year over four years. Stock options must be exercised within seven years of the date of grant, after which they are forfeited. The exercise price of all stock options is the grant date fair market value, which is the average of the high and low trading price of Haemonetics stock on the date of grant.
In support of our pay for performance philosophy, special long-term cash or equity awards that vest over time have also been used to recognize and reward the performance of specific individuals and the importance of their role to the long-term strategy of the business.

2013 Compensation
In October 2012, the Committee approved grants of stock options and RSUs under the Corporation’s 2005 Long-Term Incentive Compensation Plan to each of the named executive officers. These equity grants were made consistent with our equity compensation policies and reflect the Committee’s consideration of individual achievement, the market for executives of similar experience and responsibility, the size of past grants, and expense and dilution considerations. The grant details for each executive are as follows:

Executive	Target Grant Date Value	Stock Options Granted	RSUs Granted
Brian Concannon	$3,500,000	250,382	26,884
Christopher Lindop	$650,000	46,498	4,992
David Helsel	$400,000	28,614	3,072
Michael Kelly	$550,000	39,344	4,224
Peter Allen	$450,000	32,192	3,456

In addition, we granted two long-term incentive awards to named executive officers outside of the annual grant process. Mr. Helsel was hired on March 5, 2012 and as an incentive to join the Corporation the Committee granted Mr. Helsel a new-hire grant valued at $400,000 on April 10, 2012. The award was comprised of 70% stock options and 30% RSUs and vests over 4 years in 25% increments per year.
Mr. Allen was granted a special long-term cash award to recognize his significant contributions in the leadership of the Global Plasma business and ensure he provides continuity in that business and drives major contract renewals. At the October 24, 2012 Committee meeting, Mr. Allen was granted an award of $250,000 with $100,000 paid immediately and $150,000 payable on October 30, 2013 subject to Mr. Allen's continued employment.
Executive Benefits and Perquisites
Executives are provided a competitive benefits program that consists of health, disability, and life insurance on the same basis as non-executive employees. Currently, there are no benefit programs or special perquisites set up for the exclusive use of our executives.
Retirement Benefits
On a periodic basis, the Committee reviews our executive benefits programs including our retirement plans. As part of such a review, management completed a competitive analysis of the prevalence and design of non-qualified deferred compensation (NQDC) plans among the Corporation's peer group. This review illustrated that more than half of the Corporation's peer group provides some type of executive NQDC plan for their named executive officers. Pearl Meyer agreed that NQDC plans are common in companies of similar size to Haemonetics and increase in prevalence as companies exceed $ billion in revenues. Furthermore, an NQDC plan provides similar opportunity for tax-deferred retirement planning that all employees access through our 401(k) Plan.
As a result of the analysis mentioned above and based on the Corporation's growth trajectory and ongoing desire to attract, motivate, and retain executives with experience from larger companies, the Committee approved the adoption of the Haemonetics Non-Qualified Deferred Compensation Plan at the July 26, 2012 Board of Directors meeting. Further details regarding the plan are explained in the section titled Non-Qualified Deferred Compensation.
United States-based executives are also eligible to participate in the Corporation’s tax-qualified 401(k) plan for United States-based employees. Outside the United States, retirement plans are determined based on local practices in the country of operation.
Additional Significant Executive Compensation Policies
Haemonetics Share Ownership Program
To strengthen the alignment between the long-term interests of executives and stockholders, the Corporation maintains a share ownership program. This program covers the Chief Executive Officer, the Executive Council, the Operating Committee, and the Board of Directors. Participants must achieve an ownership level in Haemonetics stock equal to or greater than a meaningful guideline value determined by their role at the Corporation which must be achieved within five years of becoming a participant in the program. All of our named executive officers are members of the Executive Council and subject to these requirements.
The table below outlines guideline ownership values by organizational role:

Organizational Role	Multiple of Base Salary		Multiple of Annual Retainer
Chairman of the Board	—		2.0	x
Non-Employee Directors	—		5.0	x
Chief Executive Officer	4.0	x	—
Executive Council	3.0	x	—
Operating Committee	2.0	x	—

Shares that satisfy the ownership requirement are as follows:

•	Shares purchased on the open market

•	Shares acquired through the Corporation’s Employee Stock Purchase Plan

•	Shares owned through the exercise and hold of stock options

•	Shares owned through the vesting and hold of restricted stock units

•	Shares owned through the deferral of restricted stock units

•	Vested “in the money” stock options
As of the Compensation Committee’s annual compliance assessment in July 2012, all named executive officers and Directors were compliant with the program.
Equity Grant Practices
All equity grants are determined and delivered in accordance with a formal policy. The policy describes the award determination, the process utilized to gain approval for awards and award timing. Annual grant dates and all other grants are aligned with the date on which the Committee approves the grants and grant timing is in accordance with the policy as described below.
Determination of Option Grant Prices
The base price of options is always the fair market value on the date of grant, in accordance with our long-term incentive policy. Under the 2005 Long-Term Incentive Compensation Plan fair market value is the average of the high and low trading prices on the date of grant.
Timing of Regular Equity Grants
Annual equity grants are reviewed, approved, and granted by the Compensation Committee at the October meeting. New-hire grants are approved throughout the fiscal year at the regularly scheduled quarterly Compensation Committee meeting following the employee's date of hire. While not common, special grants may be awarded at a regularly scheduled Committee meeting to recognize and reward individual performance. Long-term incentive grants are never timed to correlate with specific business events. The Committee does not delegate approval of new grants to management.
Severance Benefits
Change-in-Control Agreements
The Corporation is party to a very limited number of change in control agreements to retain executive leadership in the event of a change in control of the Corporation and to provide executives with financial protection in case of loss of employment. Our change in control agreements provide that covered executives, including all named executive officers, shall be entitled to the following:

•
If the executive’s employment is either terminated or if he or she suffers a material diminution of compensation or responsibilities after a change in control, the covered employee will be entitled to 2.0 times their then base salary and target bonus (2.99 times base salary and target bonus in the case of the Chief Executive Officer).

•	The vesting of equity awards granted prior to July 27, 2009 will be accelerated upon a change in control pursuant to the original terms of the awards.

•
The vesting of equity awards granted on or after July 27, 2009 will accelerate only if the conditions for severance payment are met or if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control.

•
If the executive is eligible for severance, then the executive will also be entitled to receive a payment equal to the cost of providing for their medical, dental, life and disability insurance coverage for a period of 2.0 years (2.99 years in the case of the Chief Executive Officer), and outplacement services.

•
Should any excise taxes be due by the employee under the IRS Section 280(g) limitations, the agreements provide for either reducing the benefits to the Section 280(g) cap or paying the benefits in full, whichever provides the better after-tax position for the employee.

For purposes of the agreements, a change in control is defined as a person or group acquiring 35% or more of the Corporation’s stock, a sale of substantially all the assets of the Corporation to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges.

See “Potential Payments upon Termination or Change-in-Control” for additional information
Employment Agreements
In general, we do not provide employment agreements to members of senior management in the U.S. other than the agreements covering change in control. We may occasionally make exceptions to this practice in the case of acquisitions or to be consistent with prevailing local labor practices outside the U.S. None of our named executive officers for fiscal 2013 is covered by an employment agreement. although each has an agreement covering change in control.

Impact of Tax and Accounting on Compensation
Deductibility of Compensation
Internal Revenue Code Section 162(m) limits the amount the Corporation can deduct for non-performance based compensation to $1,000,000 for those named executive officers listed in the Summary Compensation Table other than the Chief Financial Officer. In fiscal year 2013, all compensation paid to such officers except $704,694 was deductible. Although the Corporation has not adopted a formal policy, the Compensation Committee generally seeks to compensate the executive team with payments that are deductible under the Internal Revenue Code. However, the Compensation Committee retains the discretion to grant awards that do not meet the deductibility requirements.
Stock-Based Compensation Expense
The Corporation began recognizing stock-based compensation expense under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 beginning in April, 2006. In determining the appropriate fiscal year 2013 long-term incentive grant levels, the Corporation sought to balance its long-term incentive goals with the need to reduce stockholder dilution and manage stock compensation expense. To strike this balance the Committee analyzes stock compensation expense as a percentage of revenue and its impact on earnings, and basic and diluted earnings per share.
Recapture Provision
To further align the executive compensation program with the interests of stockholders and our culture of ethical behavior, there is a recapture provision in the annual incentive plan. Under this provision, if the Corporation is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement under the securities laws as a result of misconduct, executives would be required to return any bonus payment to the extent permitted by governing law, to the degree that such payment was based on the achievement of financial results which were adjusted in the restatement.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Haemonetics Corporation has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013 for filing with the Securities and Exchange Commission.
THE COMPENSATION COMMITTEE
Pedro P. Granadillo, Chairman
Paul Black
Susan Bartlett Foote
Ronald L. Merriman

EXECUTIVE COMPENSATION
The following table summarizes the compensation of the named executive officers for the fiscal years ended April 2, 2011, March 31, 2012 and March 30, 2013. The named executive officers are the Corporation’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Brian Concannon President & Chief Executive Officer	2013	$571,346	—	$1,053,853	$2,473,298	$444,106	$—	$6,600	$4,549,203
	2012	$550,000	—	$749,943	$1,756,258	149,160	$—	$6,600	$3,211,960
	2011	$550,000	$—	$752,272	$1,763,267	$—	$—	$6,600	$3,072,139
Christopher Lindop, CFO & EVP, Business Development	2013	$446,807	—	$195,686	$459,312	$191,813	$—	$40,159	$1,333,777
	2012	$430,293	—	$164,943	$386,378	87,295	$—	$6,600	$1,075,509
	2011	$426,146	—	$159,468	$373,805	$—	$—	$6,600	$966,019
David Helsel EVP, Global Manufacturing	2013	$354,981	$100,000	$239,876	$559,661	$124,504	$—	$6,600	$1,385,622

Michael Kelly President, Global Markets (5)	2013	$430,394	—	$165,581	$388,644	$158,620	$—	$41,592	$1,184,831
	2012	$388,416	$—	$127,465	$298,554	93,981	$—	$278,414	$1,186,829
	2011	259,615	100,000	118,493	465,398	—	—	43,428	986,934
Peter Allen President, Global Plasma	2013	$418,864	100,000	$135,475	$317,996	$147,742	$—	$6,600	$1,126,677
	2012	$408,834	—	$104,953	$245,875	$89,026	$—	$6,600	$855,287
	2011	$403,066	200,000	$97,799	$229,213	$—	$—	$4,032	$934,110

(1)	For fiscal year 2013, reflects a sign-on bonus of $100,000 upon Mr. Helsel's hire and a $100,000 bonus in recognition of Mr. Allen's substantial contributions to the Plasma Division.

(2)
Represents the aggregate grant date fair value for stock awards and stock options granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation.

(3)	None of our named executive officers received above-market or preferential earnings on their deferred compensation balances.

(4)
For fiscal year 2013, includes a matching Corporation contribution for participation in the Corporation’s 401(k) plan of $6,600 for all named executive officers. In addition, for Messrs. Lindop and Kelly includes costs related to a sales incentive trip in the amount of $22,920.70 and $23,899.40, respectively and associated tax gross-ups of $10,638.16 and $11,092.33, respectively.

(5)	Mr. Kelly was promoted from President, North America to President, Global Markets on June 1, 2012.

Grants of Plan-Based Awards Table for Fiscal Year Ended March 30, 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Option (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Closing Market Price (3)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Brian Concannon	10/24/2012				26,884	250,382	$39.06	$39.20	$3,527,151
		$145,000	$580,000	$1,160,000
Christopher Lindop	10/24/2012				4,992	46,498	$39.06	$39.20	$654,998
		$61,875	$247,500	$495,000
David Helsel	4/10/2012				3,552	31,908	$33.77	$33.63	$396,463
	10/24/2012				3,072	28,614	$39.06	$39.20	$403,074
		$40,163	$160,650	$321,300
Michael Kelly	10/24/2012				4,224	39,344	$39.06	$39.20	$554,225
		$55,000	$220,000	$440,000
Peter Allen	10/24/2012				3,456	32,192	$39.06	$39.20	$453,471
		$47,475	$189,900	$379,800

(1)
These columns show the potential value of the payout for each named executive officer under the 2013 Bonus Plan if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. For all executives, 80% of their stated potential cash bonus was dependent upon the achievement of the stated corporate financial performance targets for revenue and operating income for the fiscal year, and 20% was dependent upon either the achievement of their individual performance objectives or regional/divisional financial objectives. For more details please refer to the “Compensation Discussion and Analysis” section of this proxy.

(2)	Grants vest in annual increments of 25% beginning on the first anniversary of the date of grant.

(3)
The exercise price of all the options granted equals the average of high and low of Haemonetics Common Stock on the grant date, so the exercise price of the stock option maybe higher or lower than the closing price of Haemonetics Common Stock on the grant date.

(4)
Represents the aggregate grant date fair value for stock options and stock awards/units as calculated in accordance with ASC Topic 718, Compensation—Stock Compensation. See Note 11, Capital Stock, to the Corporation’s consolidated financial statements set forth in the Form 10-K for the year ended March 30, 2013.

Outstanding Equity Awards for Fiscal Year Ended March 30, 2013

	Stock Options (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Brian Concannon	60,000	—	$11.32	9/15/2013	1,026	$42,743
	30,000	—	$13.05	5/5/2014	2,488	$103,650
	288	—	$26.38	5/5/2013	13,636	$568,076
	45,780	—	$25.54	10/24/2014	18,338	$763,961
	57,176	—	$27.28	10/22/2015	26,884	$1,119,987
	49,266	16,424	$27.69	4/2/2016
	119,512	39,838	$26.47	10/27/2016
	118,374	118,376	$27.5	10/27/2017
	54,892	164,680	$30.67	10/25/2018
	—	250,382	$39.06	10/24/2019
	535,288	589,700			62,372	$2,598,417
Christopher Lindop	42,882	—	$27.28	10/22/2015	1,838	$76,571
	68,628 (2)	29,412	$26.32	10/23/2015	688 (2)	$28,662
	33,054	11,018	$26.47	10/27/2016	2,890	$120,397
	25,094	25,096	$27.5	10/27/2017	4,032	$167,973
	12,076	36,230	$30.67	10/25/2018	4,992	$207,967
	—	46,498	$39.06	10/24/2019
	181,734	148,254			14,440	$601,570
David Helsel	—	31,908	$33.77	4/10/2019	3,552	$147,976
	—	28,614	$39.06	10/24/2019	3,072	$127,980
	—	60,522			6,624	$275,956
Michael Kelly	27,068	31,272	$27.49	7/28/2017	2,182	$90,902
	9,330	27,996	$30.67	10/25/2018	3,116	$129,813
	—	39,344	$39.06	10/24/2019	4,224	$175,972
	36,398	98,612			9,522	$396,687
Peter Allen	36,426	—	$25.54	10/24/2014	488	$20,330
	30,494	—	$27.28	10/22/2015	1,772	$73,822
	23,504	7,836	$26.47	10/27/2016	2,566	$106,900
	15,388	15,388	$27.5	10/27/2017	3,456	$143,977
	7,684	23,056	$30.67	10/25/2018
	—	32,192	$39.06	10/24/2019
	113,496	78,472			8,282	$345,029

(1)	All stock options and restricted stock units vest in four equal annual installments beginning on the first anniversary of grant unless otherwise noted.

(2)	These stock options and restricted stock units vest in five annual installments beginning on the first anniversary of grant.

Option Exercises and Stock Vested for Fiscal Year Ended March 30, 2013

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Brian Concannon	145,000	$3,394,303	17,342	$677,248
Christopher Lindop	123,566	$1,558,746	5,682	$222,642
David Helsel	—	$—	—	$—
Michael Kelly	4,200	$59,757	2,132	$80,687
Peter Allen	127,488	$2,956,534	2,708	$106,381

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Corporation’s arrangements to which the named executive officers would be entitled upon termination of employment. The table was prepared on the assumption that the termination or change in control event took place on the last business day of the most recently completed fiscal year.

Name	Cash Severance Payment	Continuation of Benefits	In-the-Money Value of Vested Equity (1)	In-the-Money Value of Unvested Equity (1)	Non-Qualified Deferred Compensation Plan Balance (2)	Excise Tax Gross-Up	Total Termination Benefits
Brian Concannon
Voluntary Retirement	$—	$—	$9,027,765	$—	$—	$—	$9,027,765
Involuntary Termination	$—	$—	$9,027,765	$—	$—	$—	$9,027,765
Involuntary Termination after Change in Control (3)	$3,468,400	$61,516	$9,027,765	$7,571,956	$—	$—	$20,129,637
Christopher Lindop
Voluntary Retirement	$—	$—	$2,660,216	$—	$—	$—	$2,660,216
Involuntary Termination	$—	$—	$2,660,216	$—	$—	$—	$2,660,216
Involuntary Termination after Change in Control (3)	$1,395,000	$41,148	$2,660,216	$2,095,041	$—	$—	$6,191,405
David Helsel
Voluntary Retirement	$—	$—	$—	$—	$23,529	$—	$23,529
Involuntary Termination	$—	$—	$—	$—	$23,529	$—	$23,529
Involuntary Termination after Change in Control (3)	$1,035,300	$41,148	$—	$602,249	$23,529	$—	$1,702,226
Michael Kelly
Voluntary Retirement	$—	$—	$486,226	$—	$—	$—	$486,226
Involuntary Termination	$—	$—	$486,226	$—	$—	$—	$486,226
Involuntary Termination after Change in Control (3)	$1,320,000	$41,148	$486,226	$1,250,134	$—	$—	$3,097,507
Peter Allen
Voluntary Retirement	$—	$—	$3,249,764	$—	$—	$—	$3,249,764
Involuntary Termination	$—	$—	$3,249,764	$—	$—	$—	$3,249,764
Involuntary Termination after Change in Control (3)	$1,223,800	$37,233	$3,249,764	$1,019,274	$—	$—	$5,530,071

(1)	Reflects equity values as of the last business day in the fiscal year, March 30, 2013, at a stock price of $41.66 for all named executive officers.

(2)
Reflects Non-Qualified Deferred Compensation Plan balances for participants as of the last day of the fiscal year. Since all balances are funded by employee contributions, all balances are immediately vested for participants.

(3)
Calculated in accordance with the terms described above under “Severance Benefits.” The vesting of equity awards granted prior to July 27, 2009 will be accelerated upon a change in control pursuant to the original terms of the awards.

Non-Qualified Deferred Compensation

Effective July 27, 2012, the Board of Directors adopted the Haemonetics Non-Qualified Deferred Compensation Plan (the "NQDC Plan") for the benefit of our Board of Directors and a select group of highly-compensated senior US-based executives, including all of our named executive officers. The NQDC Plan is a deferred compensation plan that permits the named executive officers to elect to contribute up to 75% of their annual base salary and annual bonus to their NQDC Plan account. In addition, the Corporation has the discretion to make annual discretionary contributions on behalf of participants in the NQDC Plan. However, the Corporation has no immediate plans to make contributions to participant accounts, and has not made any contributions to participant accounts to date. Voluntary contributions made by participants are 100% vested.

A separate NQDC Plan account is established for each named executive officer and each account is credited with earnings, if any, based on the performance of mutual funds in which the account is invested. The obligations under the plan are our general unsecured obligations to pay money in the future.

A participant is entitled to NQDC benefits upon the earlier of separation from service, death, disability, unforeseeable hardship, or at a future specified date (if so elected). NQDC benefits are paid in lump sum, or at the named executive officer’s election, in annual installments for a period of up to ten years. Distributions of NQDC benefits will be made in the month of April immediately following the triggering distribution event.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End
Brian Concannon	$—	$—	$—	$—	$—
Christopher Lindop	$—	$—	$—	$—	$—
David Helsel	$22,381	$—	$1,147	$—	$23,529
Michael Kelly	$—	$—	$—	$—	$—
Peter Allen	$—	$—	$—	$—	$—

(1)	Mr. Helsel's contributions to the NQDC plan were reported in the summary compensation table as salary for FY13.

(2)	The earnings on Mr. Helsel's account were not reported in the summary compensation table, since the earnings were not above market or preferential.

EQUITY COMPENSATION PLANS
As of May 17, 2013, there were 3,901,919 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $30.15 per share. In addition, there were a total of 348,747 shares subject to outstanding restricted stock unit awards that remain subject to forfeiture. No further options will be granted under this plan. As of May 30, 2013, there were 5,921,094 shares available for future issuance under those plans (includes 606,311  shares available for purchase under the 2007 Employee Stock Purchase Plan in future periods).
The following table sets forth information as of May 17, 2013 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans approved by security holders	4,250,666 (1)	$30.15	5,921,094 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,250,666	$30.15	5,921,094

_________________________________________________________________________

(1)
Comprised of 3,754,769 options to purchase shares of the Corporation’s common stock under the 2005 Long-Term Incentive Compensation Plan, 348,747 shares issuable in connection with restricted stock units and 147,150 options to purchase shares outstanding under the 2000 Long-Term Incentive Plan.

(2)
Represents 5,314,783 shares available for future issuance under the 2005 Long-Term Incentive Compensation Plan and 606,311 shares available for purchase under the 2007 Employee Stock Purchase Plan. Issuance of restricted shares and RSUs are permitted under the 2005 Long-Term Incentive Compensation Plan. Issuance of restricted shares and RSUs reduces the number shares available for issuance at a ratio of 3.26 shares to 1 restricted share or RSU issued.

For a description of the Corporation’s equity compensation plans, please see Footnote 11 to the Consolidated Financial Statements included with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 20, 2013.

DIRECTORS’ COMPENSATION
The Nominating and Governance Committee is responsible for reviewing and recommending to the full Board any changes to Director Compensation. The Nominating and Governance Committee requests the analysis of competitive compensation for Directors be conducted by the Compensation Committee and its Compensation Consultant. This competitive analysis is performed regularly to determine the appropriate level of compensation for these positions. The most recent competitive analysis was performed in January 2012. No changes to the Director Compensation Program were made in FY2013.
For fiscal year 2013, Board of Directors’ compensation included an annual retainer of $40,000 and fees for attendance at Board meetings of $1,500 (and $750 for participation in ad-hoc meetings by phone). The Board Chairman receives an annual retainer of $250,000 in place of the standard Board retainer and meeting fees. Each non-employee director is eligible to receive an annual equity grant with a value of $150,000, split evenly between stock options and RSUs granted under the 2005 Long-Term Incentive Compensation Plan. Upon election to the Board, a director is eligible to receive an annual equity grant with a value of $200,000, split evenly between stock options and RSUs. Both stock options and RSUs vest on the first anniversary of grant.
The Committee Chairs were paid an additional retainer as follows: Audit Committee Chair $16,000; Compensation Committee Chair $12,000; Nominating and Governance Chair $6,000; and Ad Hoc Investment Advisory Group $4,000. For attendance at Committee meetings, members of the Audit Committee are paid $1,500, members of the Compensation Committee are paid $1,250, and members of the Nominating and Governance Committee are paid $1,000. Members of each of the committees are paid $750 for participation in ad-hoc meetings by telephone.

Compensation for the Board of Directors in fiscal year 2013 is detailed in the following table:

Director Compensation Table for Fiscal Year Ended March 30, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)
Richard Meelia	$250,000	$74,995	$74,976	—	—	$399,971
Lawrence Best	$56,750	$74,995	$74,976	—	—	$206,721
Paul Black	$36,500	$74,995	$74,976	—	—	$186,471
Susan Foote	$56,500	$74,995	$74,976	—	—	$206,471
Ronald Gelbman	$70,500	$74,995	$74,976	—	—	$220,471
Pedro Granadillo	$67,000	$74,995	$74,976	—	—	$216,971
Mark Kroll	$29,000	$74,995	$74,976	—	—	$178,971
Ronald Merriman	$80,500	$74,995	$74,976	—	—	$230,471
Ellen Zane	$39,000	$99,945	$99,968	—	—	$238,913

(1)
Represents the aggregate grant date fair value for stock awards and stock options granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation.

(2)	No member of the Board of Directors received above-market or preferential earnings on their deferred compensation balances.

Director Outstanding Equity Award Table for Fiscal Year Ended March 30, 2013

Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lawrence Best	9,184	—	$24.9600	8/1/2014	2,062	85,903
	11,328	—	$29.2300	7/31/2015
	11,758	—	$29.7200	7/30/2016
	8,580	—	$27.2400	7/29/2017
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	47,968	8,196			2,062	$85,903
Paul Black	12,004	—	$29.5700	1/27/2018	2,062	$85,903
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	19,122	8,196			2,062	$85,903
Susan Foote	9,184	—	$24.9600	8/1/2014	2,062	$85,903
	11,328	—	$29.2300	7/31/2015
	11,758	—	$29.7200	7/30/2016
	8,580	—	$27.2400	7/29/2017
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	47,968	8,196			2,062	$85,903
Ronald Gelbman	12,000	—	$13.0500	5/5/2014	2,062	$85,903
	9,184	—	$24.9600	8/1/2014
	11,328	—	$29.2300	7/31/2015
	11,758	—	$29.7200	7/30/2016
	8,580	—	$27.2400	7/29/2017
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	59,968	8,196			2,062	$85,903
Pedro Granadillo	20,000	—	$14.9500	8/18/2014	2,062	$85,903
	9,184	—	$24.9600	8/1/2014
	11,328	—	$29.2300	7/31/2015
	11,758	—	$29.7200	7/30/2016
	8,580	—	$27.2400	7/29/2017
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	67,968	8,196			2,062	$85,903
Mark Kroll	11,328	—	$29.2300	7/31/2015	2,062	$85,903
	11,758	—	$29.7200	7/30/2016
	8,580	—	$27.2400	7/29/2017
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	38,784	8,196			2,062	$85,903
Richard Meelia	16,968	—	$32.9600	6/3/2018	2,062	$85,903
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	24,086	8,196			2,062	$85,903

Director Outstanding Equity Award Table for Fiscal Year Ended March 30, 2013 (continued)
Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ronald Merriman	11,328	—	$29.2300	7/31/2015	2,062	$85,903
	11,758	—	$29.7200	7/30/2016
	8,580	—	$27.2400	7/29/2017
	7,118	—	$34.4100	7/21/2018
	—	8,196	$36.3700	7/27/2019
	38,784	8,196			2,062	$85,903
Ellen Zane	—	10,928	$36.3700	7/27/2019	2,748	$114,482
	—	10,928			2,748	$114,482
(1) All unvested stock options and restricted stock units vest on the first anniversary of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended March 30, 2013, the members of the Compensation Committee were Pedro Granadillo, Paul Black, Susan Bartlett Foote, and Ronald Merriman. During fiscal year 2013, no member of the Compensation Committee was an executive officer or employee, or former executive officer or employee, of the Corporation or any of its subsidiaries. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

ITEM 2—	APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS OF THE 2005 LONG-TERM INCENTIVE COMPENSATION PLAN
We are asking our stockholders to approve the material terms of the the performance goals under which compensation paid under Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan (the “Plan”) to enable certain incentive compensation under the Plan to qualify for the deductible “performance-based” compensation exception to the deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan was originally adopted by stockholders in 2005. The objectives of the Plan are: to optimize the profitability and growth of the Corporation through incentives that are consistent with the Corporation's goals and that link the personal interests of participants to those of the Corporation's stockholders; to provide participants with an incentive for excellence in individual performance; and to promote teamwork among participants. The Plan is further intended to provide flexibility to the Corporation and its subsidiaries in their ability to motivate, attract, and retain the services of participants who make significant contributions to the Corporation's success and allow participants to share in that success.

The Plan is administered by the Compensation Committee. It is a comprehensive incentive plan that provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, deferred stock/restricted stock units, performance shares and other equity-based awards payable to eligible participants, which includes employees of Corporation and independent directors, as determined by the Compensation Committee.

The Board of Directors is recommending that the stockholders approve the material terms of the performance goals of the Plan. Stockholder approval of these terms is a condition to the grant of performance-based awards under the Plan that could qualify for the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code.

Section 162(m) imposes a limit of $1,000,000 on the amount the Corporation may deduct in any one year for compensation paid to a “covered employee”. For purposes of Section 162(m), a "covered employee" means any person who as of the last day of the fiscal year is the Chief Executive Officer or one of the Corporation's three other most highly compensated executive officers other than the Chief Financial Officer. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “performance-based compensation” set forth under Section 162(m). For certain forms of compensation to be considered “performance-based” and thus not subject to the deduction limitations, Section 162(m) requires that, among other things, the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Corporation's stockholders.

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the Plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid for any covered employee, or the formula used to calculate the amount of compensation to be paid to the employee if the goal is attained. Stockholder approval of this Item will be deemed to constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

We believe it is in the best interest of the Corporation and its shareholders to permit the grant of "performance-based compensation" under Section 162(m). However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as "performance-based compensation" for purposes of Section 162(m). And, even if we intend to make grants which qualify as "performance-based compensation" under Section 162(m), we cannot guarantee that we will be able to deduct the associated expense.

Material Terms of Performance Goals of the Plan

The following is a description of the material terms of the performance goals. A summary of The Plan is attached as Appendix 1 to this Proxy Statement. Defined terms not otherwise defined in the summary shall have the meaning ascribed to such terms in the Plan.

Eligibility

All employees and directors of the Corporation and its subsidiaries are eligible to be selected by the Compensation Committee to participate in the Plan.

Performance Measures

The payment of any award under the Plan or the lapse of any period of restriction relating to any such award may be conditioned upon (i) the achievement of an objective performance measure (ii) over a specified performance period, in each case as established by the Compensation Committee at the time of the grant of the award. The Compensation Committee can choose from among one or more of the below listed business criteria in establishing performance based compensation:

•.	Revenue;

•.	Earnings per share;

•.	Operating income;

•.	Net income (before or after taxes);

•.	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•.	Gross profit;

•.	Growth in any of the preceding measures;

•.	Gross profit return on investment;

•.	Gross margin return on investment;

•.	Working capital;

•.	Gross margins;

•.	EBIT;

•.	EBITDA;

•.	Return on equity;

•.	Return on assets;

•.	Return on capital;

•.	Revenue growth;

•.	Total shareholder return;

•.	Economic value added;

•.	Customer satisfaction;

•.	Technology leadership;

•.	Number of new patents;

•.	Employee retention;

•.	Market share;

•.	Market segment share;

•.	Product release schedules;

•.	New product innovation;

•.	Cost reduction through advanced technology;

•.	Brand recognition/acceptance;

•.	Product ship targets; and

•.	Stock value

Performance criteria may be applied as follows: to either the Corporation as a whole or to a division, business unit, operating unit, platform, parent or subsidiary, or an individual; measured annually, cumulatively over a period of years, or otherwise; on an absolute basis or relative basis; to a pre-established target, to previous years' results or to a designated comparison group or index; or on a GAAP or non-GAAP basis, in each case as specified by the Committee in the award.
Awards may include minimum, maximum, target, and intermediate levels of performance with the final value of the award determined by the Committee under the applicable formula.
Awards that are intended to qualify for the performance-based exception may not be adjusted upward (the Committee shall retain the discretion to adjust such awards downward notwithstanding the attainment of the performance goals).
If an award so provides, the Committee may evaluate achievement against and make adjustments to the performance criterion or criteria to prevent dilution or enlargement of a covered employee's rights by taking into account any of the following events that occur during a performance period: asset write-downs; litigation, judgments, or claim settlements; the effect of changes in the tax laws or rates, accounting principles, or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; currency exchange rate fluctuations; a change in the Corporation's fiscal year; the impact of acquisitions, divestitures and joint ventures; the results of discontinued operations or products; and extraordinary gains or losses or other non-recurring charges or events.

Maximum Award

The Plan provides that no participant may be granted in any fiscal year:

•	options to purchase more than 1,200,000 shares of the Corporation's common stock;

•	stock appreciation rights with respect to more than 500,000 shares of the Corporation's common stock;

•	more than 500,000 shares of restricted stock;

•	restricted stock units exceeding $7,000,000;

•	deferred stock units exceeding $7,000,000;

•	performance share units with respect to more than a fair market value of 500,000 shares of the Corporation's common stock (measured on the date of grant); or

•	other stock based awards exceeding $10,000,000.

The maximum aggregate number of shares that may be granted as awards in any one fiscal year to a director who is not an employee shall be equal to the fair market value of 20,000 shares (measured at the date of grant) and the maximum aggregate number of shares that may be granted to any director who is not an employee cumulatively under the Plan is 700,000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ABOVE MATERIAL TERMS OF PERFORMANCE GOALS OF THE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ITEM 3—	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of certain of our executives. These executives are referred to as named executive officers and their compensation has been disclosed in this proxy statement under “Executive Compensation”. At our 2012 Annual Meeting, more than a majority of shares voted, on a non-binding advisory basis and consistent with the Board's recommendation in favor of having an advisory vote on executive compensation every year.
As described in the section titled “Compensation Discussion and Analysis,” our executive compensation programs aim to be competitive with our peers and aligned with our business strategy and corporate objectives. Our compensation philosophy emphasizes a pay for performance culture focused on the long-term interests of our stockholders and our executives. We believe that this alignment between executive compensation and stockholder interests has driven corporate performance over time. At the same time, the Committee has instituted governance best practices, including the Executive Share Ownership Program, the annual bonus clawback policy, reducing change in control benefits and participation, not offering executive benefits or perquisites, and instituting an annual compensation risk assessment.
Therefore, we are asking you to vote, in an advisory manner, to approve the compensation of the Corporation's named executive officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.
Before you vote, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement (pages 19-38) for additional details on the Corporation's executive compensation, including its governance, framework, components, and the compensation decisions for the named executive officers for fiscal year 2013.
As an advisory vote, the results of this vote will not be binding on the Board or the Corporation. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Corporation's executive compensation principles, policies and procedures.

Therefore, the Board of Directors recommends that stockholders vote, in an advisory manner, for approval of the executive compensation philosophy, policies, programs and procedures described in the Compensation Discussion and Analysis Section of the 2013 Proxy Statement, and the compensation of the Corporation's named executive officers, as disclosed in the 2013 Proxy Statement.

ITEM 4—	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors, through its Audit Committee, has appointed Ernst & Young LLP as independent registered public accounting firm to audit the consolidated financial statements of the Corporation and its subsidiaries for the fiscal year ending March 29, 2014.
Representatives of Ernst &Young are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Accordingly, the Board believes ratification of the appointment of Ernst &Young as the Corporation’s independent registered public accounting firm for the current year is in the best interests of the Corporation and its stockholders and recommends a vote FOR this Item 4.

Audit Committee Report
Nature of the Report
The material in this report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing
Audit Committee Financial Expert
The Board of Directors has determined that all Audit Committee members are "financially literate" under the current listing standards of the New York Stock Exchange. The Board also determined that Mr. Ronald Merriman and Mr. Lawrence Best each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Audit Committee Report
The Audit Committee is currently comprised of five directors, each of whom meet the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission, as determined by the Board. The Committee operates under a written charter adopted by the Board.
The primary responsibility of the Committee is to oversee the Corporation’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Corporation’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Corporation. The independent registered public accounting firm is responsible for auditing the Corporation’s consolidated financial statements and for reviewing the Corporation’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, internal auditors and management of the Corporation. The Committee is also directly responsible for the appointment, subject to stockholder ratification, termination, and the compensation of the independent registered public accounting firm.
In this context, the Audit Committee met eight (8) times during the fiscal year ended March 30, 2013 to review and discuss the Corporation’s audited consolidated financial statements with management and with the Corporation’s independent registered public accounting firm. Management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Corporation’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the overall quality of the statements, not just their technical compliance. The Committee focused on the accounting principles used, the reasonableness of significant judgments and the clarity of disclosures in its financial statements. The Committee also discussed with the Corporation's independent registered public accounting firm, Ernst &Young, LLP, the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst &Young provided the Audit Committee with written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, “Independence Discussions with Audit Committees,” as currently in effect, and the Audit Committee discussed with Ernst &Young its independence from our Corporation. The Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during this year ended March 30, 2013 were pre-approved in accordance with this policy.

_______________________________________

When considering Ernst &Young's independence, the Audit Committee considered whether its provision of services to our Corporation beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q was compatible with Ernst & Young maintaining their independence.
Fees paid to the Corporation’s independent registered public accounting firm for fiscal years 2013 and 2012 were comprised of the following:

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$2,160,000	$1,400,119
Audit—Related Fees	20,000	652,000
Tax Fees	569,000	495,244
All Other Fees	3,000	2,790
Total	$2,752,000	$2,550,153

Audit fees consists of aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits, regulatory filings and consents and other services related to Securities and Exchange filings, and accounting consultations which relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles. The increase in audit fees in fiscal year 2013 related primarily to the acquisition of the whole blood business of Pall Corporation. Audit related fees consist of fees related to the audit of our Haemonetics Corporation Savings Plus Plan and due diligence services related to recent acquisition transactions. Tax fees include all fees paid for tax compliance, reporting, and planning including recent acquisition transactions. All other fees consist of aggregate fees billed for the license of technical accounting software.
Based on the Committee’s discussion with management and the independent registered public accounting firm, and the Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended March 30, 2013 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Ronald L. Merriman, Chairman

Lawrence C. Best

Paul M. Black

Ronald G. Gelbman

Ellen Zane

Additional Information
2014 Stockholder Proposals or Nominations
Any proposal or Director nomination submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Corporation’s Proxy Statement and form of proxy relating to the 2014 Annual Meeting of Stockholders must be received at the Corporation’s principal executive offices in Braintree, Massachusetts on or before February 13, 2014. Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring before the Corporation’s 2014 Annual Meeting of Stockholders will be untimely under the By-Laws of the Corporation unless notice thereof is given by the stockholder to the Secretary of the Corporation not later than April 24, 2014, nor earlier than March 25, 2014.
In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, if the Corporation did not receive notice of a stockholder proposal to be raised at its 2013 Annual Meeting on or before April 30, 2013, then the proxies shall be allowed to use their discretionary voting authority when the proposal is raised at the 2013 Annual Meeting.
Other Matters
Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the proxy holders named in the enclosed proxy statement will vote in accordance with their best judgment.
Voting Proxies
The Board of Directors recommends an affirmative vote on all Items. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.
By Order of the Board of Directors

Sandra Jesse
Secretary
Braintree, Massachusetts
June 12, 2013

Appendix 1: Summary of 2005 Long-Term Incentive Compensation Plan

Purpose. The Plan is intended to optimize the profitability and growth of the Corporation through incentives which are consistent with the Corporation's goals and link the personal interests of participants to those of the Corporation's stockholders. The Plan is further intended to provide flexibility to the Corporation and its subsidiaries in their ability to motivate, attract and retain employees and directors upon whose efforts and initiative the growth and success of the Corporation depends.
Types of Awards Authorized. The Plan permits the issuance of awards consisting of stock options, stock appreciation rights (“SARs”), restricted stock, performance shares, deferred stock/restricted stock unit awards and other stock unit awards.
Number of Shares. The maximum number of shares reserved for issuance after July 31, 2011 to participants under the Plan is 7,529,672. The maximum number of shares that may be issued pursuant to incentive stock options may not exceed 1,000,000. Shares issued under stock options or stock appreciation rights count against the shares available under the Plan as one (1) share. Any shares that are subject to awards other than stock options or stock appreciation rights shall be counted against the shares available under the Plan as shares for every one (1) share granted. Any shares that again become available for grant under the Plan shall be added back as one (1) share if such shares were subject to stock options or stock appreciation rights, and as 3.26 shares if such shares were subject to awards other than stock options or stock appreciation rights.
Any shares subject to awards under the Plan that expire or are forfeited, terminated or otherwise canceled, or that are settled in cash in lieu of shares, will become available for subsequent awards under the Plan. However, shares subject to awards under the Plan that are not issued upon the net settlement or net exercise of stock options or stock appreciation rights, shares that are delivered to or retained by the Corporation to pay the exercise price or withholding taxes related to awards and shares repurchased on the open market with the proceeds of stock option exercises, will not be available for additional grants under the Plan.
It is not possible to state the employees who will receive awards under the Plan in the future, nor the amount of such awards. Reference is made to the section entitled “Executive Compensation” in this Proxy Statement for information concerning options granted and exercised by the named executive officers during the most recent fiscal year and options outstanding at March 30, 2013.
Administration and Eligibility. The Plan is administered by the Compensation Committee (the “Committee”) comprised entirely of independent directors. The present members of the Committee are Richard J. Meelia, Susan Bartlett Foote, Paul Black and, the Chairman of the Committee, Pedro P. Granadillo. As permitted by law and the terms of the Plan, the Committee may delegate its authority under the Plan. Awards may be granted under the Plan to all employees of the Corporation and its subsidiaries and to directors of the Corporation. The Plan provides that options designated as incentive stock options may be granted only to officers and employees of the Corporation or any subsidiary. In determining a person's eligibility to be granted an award, the Committee takes into account the person's position and responsibilities, the nature and value to the Corporation or its subsidiaries of such person's service and accomplishments, such person's present and potential contribution to the success of the Corporation or its subsidiaries, and such other factors as the Committee deems relevant.
Amendment Modification and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part. No termination, amendment, or modification of the Plan shall adversely affect in any material way any award previously granted under the Plan, without the written consent of the participant holding such award. Stockholder approval will be required for any amendment of the Plan that does any of the following: (a) increases the maximum number of shares subject to the Plan; (b) changes the designation of the class of persons eligible to receive incentive stock options under the Plan; or (c) modifies the Plan in a manner that requires stockholder approval under applicable law or the rules of a stock exchange or trading system on which the Corporation's shares are traded.
Limitations on Awards. The Plan provides that no participant may be granted in any fiscal year:

•	options to purchase more than 1,200,000 shares of the Corporation's common stock,

•	stock appreciation rights with respect to more than 500,000 shares of the Corporation's common stock,

•	more than 500,000 shares of restricted stock,

•	restricted stock units exceeding $7,000,000,

•	deferred stock units exceeding $7,000,000,

•	performance share units with respect to more than a fair market value of 500,000 shares of the Corporation's common stock (measured on the date of grant), or

•	other stock based awards exceeding $10,000,000.
The maximum aggregate number of shares that may be granted as awards in any one fiscal year to a director who is not an employee shall be equal to the fair market value of 20,000 shares (measured at the date of grant) and the maximum aggregate number of shares that may be granted to any director who is not an employee cumulatively under the Plan is 700,000.
Section 162(m). Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the annual corporate income tax deduction for compensation which is not “performance-based” paid to each of the chief executive officers and the four other highest paid executive officers of a publicly-held corporation other than the Chief Financial Officer. The Corporation intends incentive stock options and non-qualified stock options awarded under the Plan granted with an exercise price at least equal to the fair market value of the stock on the date of grant to qualify for the performance-based exception from the $1 million deduction limitation. In addition, if the Plan is approved by the stockholders, awards under the Plan are intended to be eligible for treatment as “performance-based” compensation under Section 162(m) by reason of being conditioned upon one or more of the specific performance criteria described below under “Performance Measures.”
Section 409A Compliance. Section 409A of the Code provides that non-qualified deferred compensation plans must meet specified rules relating to the timing of deferral elections, the timing of distributions of the deferred compensation and changes in the form or timing of payments of deferred compensation. Section 409A also imposes limits on the manner in which non-qualified deferred compensation plans may be funded and specifies penalties that will apply to a non-qualified deferred compensation plan that does not meet the rules. Awards granted under the Plan are intended to be exempt from, or meet the requirements of, Section 409A of the Code (unless the Board at the time of grant specifically provides that an award is not intended to comply with Section 409A). If an award is subject to Section 409A and does not meet the requirements of Section 409A, the participant generally will include in ordinary income in the first year of the failure, any compensation deferred with respect to the award for that year and all previous years (and earnings), to the extent not previously included in income and not subject to a substantial risk of forfeiture. Unless limited by section 162(m) of the Code, the Corporation will be entitled to a tax deduction in the same amount and at the same time as an employee recognizes ordinary income. The participant also will be subject to an additional tax of 20% on the amounts required to be included in income, as well as interest at the federal income tax underpayment rate plus 1% on the amounts that would have been included in income if the deferral had been included in the participant's income in the year deferred, or if later, the year the award is no longer subject to a substantial risk of forfeiture.
Terms and Provisions of Awards. The terms and provisions of each award authorized by the Plan are outlined below. Each award grant will be evidenced by an award agreement which will specify the terms and provisions of that award.
Stock Options. An option is a right granted to a participant under the Plan to purchase a share of the Corporation's common stock at a specific price during a specified period of time. Options may be granted to participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The option price for each option shall equal the fair market value of the shares at the time such option is granted. No incentive stock option will be granted to an employee who at the time the incentive stock option is granted owns shares possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or any subsidiary. The option price may not be decreased with respect to an outstanding option following the date of grant and no option will be replaced with another option with a lower option price. Each option granted to a participant shall expire at such time as the Committee shall determine at the time of grant, provided that an option must expire no later than the seventh anniversary of the date the option was granted. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each participant.
All incentive stock options granted to a participant under the Plan shall be exercisable during such participant's lifetime only by such participant. No incentive stock option shall be granted to an employee under the Plan to purchase shares as to which the aggregate fair market value (determined as of the date of grant) of the shares which first become exercisable by the employee in any calendar year exceeds $100,000. To the extent an option initially designated as an incentive stock option exceeds the value limit or otherwise fails to satisfy the requirements applicable to incentive stock option, it shall be deemed a non-qualified stock option and shall otherwise remain in full force and effect.

Stock Appreciation Rights. A stock appreciation right or “SAR” is an award that consists of the right to be paid an amount measured by the appreciation in the fair market value of shares of our common stock on the date of grant to the date of exercise of the right. Stock appreciation rights may be granted to participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of stock appreciation rights granted to each participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such stock appreciation rights. The grant price of a stock appreciation right shall equal the fair market value of a share of the Corporation's common stock on the date of grant. The grant price of a stock appreciation right may not be decreased with respect to an outstanding stock appreciation right following the date of grant and no stock appreciation right will be replaced with another award with a lower grant price.
The term of a stock appreciation right granted under the Plan shall be determined by the Committee, in its sole discretion, provided that a stock appreciation right must expire no later than the seventh anniversary of the date the stock appreciation right was granted.
Stock appreciation rights may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them. The payment upon stock appreciation right exercise shall be in shares of the Corporation's common stock. Any shares delivered in payment shall be deemed to have a value equal to the fair market value on the date of exercise of the stock appreciation right.
Restricted Stock. Restricted stock is an award that consists of shares of the Corporation's common stock that may be subject to certain restrictions. Restricted stock may be granted to participants at any time and from time to time as shall be determined by the Committee. The Committee may impose such other conditions and/or restrictions on any shares of restricted shares granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that participants pay a stipulated purchase price for each restricted share, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.
If the Committee so determines, participants holding shares of restricted stock granted under the Plan may be granted the right to exercise full voting rights with respect to those shares during the period of restriction.
During the period of restriction, participants holding shares of restricted stock may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of restricted shares granted to a participant is designed to comply with the requirements of the performance-based exception of Section 162(m) of the Code, no dividends may be paid on such shares until they are free from restriction.
Deferred Stock and Restricted Stock Units. The Committee may elect to award deferred stock units to participants in lieu of payment of a bonus or other award if so elected by a participant under such terms and conditions as the Committee shall determine, including terms that provide for the grant of deferred stock units valued in excess of the bonus or award deferred. A participant must make an election to receive deferred stock units in the calendar year before the calendar year in which the services related to the award are first performed. The Committee may require a participant to defer, or permit (subject to any conditions as the Committee may from time to time establish) a participant to elect to defer, receipt of all or any portion of any payment of cash or shares that otherwise would be due to such participant in payment or settlement of an award under the Plan, to the extent consistent with Section 409A of the Code. Such payments may include, among other things, provisions for the payment or crediting of reasonable interest in respect of deferred payments credited in cash, and the payment or crediting of dividend equivalents in respect of deferred amounts credited in stock equivalents. Settlement of any deferred stock units shall be made in a single sum of cash or shares.
The Committee may grant restricted stock units to participants in such amounts as the Committee may determine. Payment of vested restricted stock units, or, if a restricted stock unit award is subject to partial vesting, the vested portion of such award, shall be made in a single sum of cash or shares or a combination thereof as soon as practicable after the restricted stock units or portion of the award vests, but in no event later than two and one half (2 1⁄2) months after the calendar year in which vesting occurs. It is intended that a restricted stock unit award be exempt from the application of Section 409A of the Code as a “short-term deferral.”
Other Stock Unit Awards. Other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property, may be granted to participants, either alone or in addition to other awards granted under the Plan, and such other stock units shall also be available as a form of payment in the settlement of other awards granted under the Plan. Other stock units shall be granted upon such terms, and at any time and from time to time, as shall be determined by the Committee.

Performance Shares. Performance share awards may be granted to participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Each performance share shall have an initial value equal to the fair market value of a share of the Corporation's common stock on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of performance share awards that will be paid out to the participant. The time period during which the performance goals must be met is called a “performance period.” Subject to the terms of the Plan, after the applicable performance period has ended, the holder of performance share awards shall be entitled to receive a payout based on the number and value of performance shares awards earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
Payment of earned performance share awards shall be as determined by the Committee and, if applicable, as evidenced in the related award agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned performance shares awards in the form of cash or in shares (or in a combination thereof) that have an aggregate fair market value equal to the value of the earned performance shares awards at the close of the applicable performance period.
Unless otherwise provided by the Committee, participants holding performance shares shall be entitled to receive dividend units with respect to dividends declared with respect to the shares represented by such performance shares.
Nontransferability. Unless otherwise set forth by the Committee in an award agreement, awards (except for vested shares) are not transferable except by will or the laws of descent and distribution or domestic relations orders. During the participant's lifetime, awards are only exercisable by such participant or his or her guardian or legal representative. Under no circumstances is an award transferable for value or consideration. A participant's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and may not be subject to claims of the participant's creditors.
Performance Measures. The general performance measures, the attainment of which may determine the degree of payout and/or vesting with respect to awards to covered employees that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code referred to above shall be chosen from among: revenue, earnings per share, operating income, net income (before or after taxes), cash flow (including but not limited to, operating cash flow and free cash flow), gross profit, growth in any of the preceding measures, gross profit return on investment, gross margin return on investment, working capital, gross margins, EBIT, EBITDA, return on equity, return on assets, return on capital, revenue growth, total stockholder return, economic value added, customer satisfaction, technology leadership, number of new patents, employee retention, market share, market segment share, product release schedules, new product innovation, cost reduction through advanced technology, brand recognition/acceptance and product ship targets. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including an event not within the reasonable control of the Corporation's management. Performance measures may be set either at the corporate level, subsidiary level, division level, or business unit level. Awards that are designed to qualify for the performance-based exception, and that are held by covered employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such awards downward). Changes in the general performance measures must be proposed by the Committee and approved by the Corporation's stockholders, except that if applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

If the proposal set forth in Item 2 of this Proxy Statement is approved by the stockholders at the Annual Meeting, then the Plan will be amended to reflect the performance goals as set forth in Item 2.

Recapitalizations, Reorganizations, Change in Control. Upon a change in corporate capitalization, such as a stock split, stock dividend or a corporate transaction, such as any merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization or any partial or complete liquidation of the Corporation, such adjustment shall be made in the number and class of shares that may be delivered, in the number and class of and/or price of shares subject to outstanding awards granted under the Plan, and in the award limits, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.
The Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Committee determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's or any award's meeting the requirements of Section 162(m) of the Code, as from time to time amended.
In the event of any sale or conveyance to another entity of all or substantially all of the property and assets of the Corporation or a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange or trading system, or unless the Committee shall otherwise specify in the award agreement, the Board, in its sole discretion, may:

•
elect to terminate options or SARs in exchange for a cash payment equal to the amount by which the fair market value of the shares subject to such option to the extent the option or SAR has vested exceeds the exercise price with respect to such shares;

•
elect to terminate options or SARs provided that each participant is first notified of and given the opportunity to exercise his/her vested options for a specified period of time (of not less than 15 days) from the date of notification and before the option or SAR is terminated;

•
permit awards to be assumed by a new parent corporation or a successor corporation (or its parent) and replaced with a comparable award of the parent corporation or successor corporation (or its parent);

•	amend an award agreement or take such other action with respect to an award that it deems appropriate; or

•	implement any combination of the foregoing.
For purposes of the Plan, a change in control shall be deemed to have occurred if any person or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than 35% of the then outstanding common stock of the Corporation, shall acquire such additional shares of the Corporation's common stock in one or more transactions, or a series of transactions such that following such transaction or transactions, such person or group and affiliates beneficially own 35% or more of the Corporation's common stock outstanding.

Federal Income Tax Consequences. The following is a summary of the material United States federal income tax consequences of the grant of an award pursuant to the Plan to the Corporation and to the participants in the Plan. The summary is based on the provisions of the Code and regulations, rulings and judicial decisions as of the date of this proxy statement. Such authorities could be changed so as to result in United States federal income consequences different from those discussed below. The following is only a summary of the effect of United States federal income taxation upon participants and us with respect to the grant, exercise and settlement of awards under Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the participant's death or the income tax laws of any municipality, state or foreign country in which the participant's income or gain may be taxable and does not discuss special rules which may apply if a participant is subject to Section 16 of the Securities Exchange Act of 1934.
Incentive Stock Options. An employee who is granted an incentive stock option generally does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the employee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and more than one year after exercise of the option (the “holding periods”), the employee will recognize long-term capital gains or losses equal to the difference between the sale price and the exercise price. If the holding periods are not satisfied, then: (1) if the sale price exceeds the exercise price, the employee will recognize a capital gain equal to the excess, if any, of his or her sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price or (2) if the sale price is less than the exercise price, the employee will recognize a capital loss equal to the difference between the exercise price and the sale price. The Corporation ordinarily is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income which can occur only when the holding periods are not satisfied.
Non-Qualified Stock Options. A participant does not recognize any taxable income at the time a non-qualified stock option is granted. Upon exercise, the participant generally recognizes ordinary income measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. Unless limited by Section 162(m) of the Code, the Corporation is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income. Upon a disposition of such shares by a participant, any difference between the sale price and the fair market value of the shares when income was previously recognized is treated as a long-term or short-term capital gain or loss, depending on the holding period.

Deferred Stock Units. If the deferred stock units meet the requirements of Section 409A of the Code, a participant generally will not recognize any taxable income upon the grant or vesting of the deferred stock units. A participant generally will recognize ordinary income when the units are paid in cash or shares of the Corporation's common stock in an amount equal to the cash or the fair market value of the shares received. The ordinary income recognized by an employee in connection with a deferred stock unit will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Corporation is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.
Performance Shares. A participant generally will not recognize taxable income upon the grant or vesting of performance share units. Upon payment of cash or shares of the Corporation's common stock based on the number and value of the performance share units earned over the performance cycle, a participant generally will recognize as ordinary income an amount equal to the cash and the fair market value of the shares received. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Corporation is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.
Restricted Stock. A participant who receives restricted stock will not recognize taxable income at the time of the award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture. The participant's ordinary income is measured as the excess of the fair market value of the common stock on the date the shares are no longer subject to a substantial risk of forfeiture over the amount paid for the shares, if any. The participant may accelerate his or her recognition of ordinary income and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the excess of the fair market value of the shares on the date of the award over the amount paid for the shares, if any, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Corporation is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.
Restricted Stock Units. Restricted stock units under the Plan are intended to be exempt from the application of the rules for nonqualified deferred compensation plans under Section 409A of the Code as short-term deferrals. A participant generally will not recognize taxable income upon the grant or vesting of restricted stock units. Upon payment of cash or shares of the Corporation's common stock based on the number and value of the restricted stock units, a participant generally will recognize as ordinary income an amount equal to the cash or the fair market value of the shares received. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Corporation is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.
Stock Appreciation Rights. To the extent that a grant of an SAR is exempt from the application of the rules under Section 409A of the Code because it is granted at fair market value and settled only in publicly traded stock, the grant of SARs under the Plan normally will not result in the recognition of taxable income by a participant. A participant generally will recognize ordinary income in the year of exercise of a SAR in an amount equal to the fair market value of the shares, if any, paid to the participant upon the exercise of the SAR. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Corporation ordinarily is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.